                                                                    EXHIBIT C(8)

                                         COMPLETE APPRAISAL IN A
                                         SELF-CONTAINED APPRAISAL REPORT
                                         HOTEL PROPERTY

                                         DAYS INN
                                         11775 Lebanon Rd.
                                         Cincinnati, Hamilton County, Ohio 45241

                                         PREPARED FOR:
                                         Maureen Mastroieni, MAI, CRE
                                         Murray Devine & Co.
                                         1650 Arch Street, #2700
                                         Philadelphia, PA 19103

                                         EFFECTIVE DATE OF THE APPRAISAL:
                                         February 26, 2003

                                         INTEGRA REALTY RESOURCES - COLUMBUS
                                         FILE NUMBER: 411-033280

                                             (C)2001 BY INTEGRA REALTY RESOURCES

November 24, 2003

Maureen Mastoieni, MAI, CRE
Murray Devine & Co.
1650 Arch Street, #2700
Philadelphia, PA 19103

SUBJECT:   Market Value Appraisal in a
           Self-Contained Appraisal Report
           Days Inn
           11775 Lebanon Road
           Cincinnati, Hamilton County, Ohio 45241
           Integra Realty Resources - Columbus File No. 411-033280

Dear Maureen:

Integra Realty Resources - Columbus is pleased to transmit a self contained report of a complete appraisal that was prepared on the referenced property. The purpose of this appraisal is to derive an opinion of the Market Value of the Fee Simple Estate of the property as of February 26, 2003, the effective date of the appraisal. The attached report sets forth the data, research, analyses, and conclusions for this appraisal.

The subject property is a 143 room, limited service lodging facility. It is currently operated as a Days Inn Hotel. The site has an area of approximately
4.325 acres and is improved with approximately 60,300 square feet as calculated from the property record card found in the Hamilton County Auditor's Office, Cincinnati, Ohio. The common area includes a lobby, small breakfast area, laundry and game room facility, and a meeting room. A 6,171 square foot freestanding restaurant is also included. There is an exterior pool.

The report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) and the Standards of Professional Practice of the Appraisal Institute. Our opinion of market value is premised upon the Assumptions and Limiting Conditions beginning on Page 3. The definition of market value is in Addendum B.

November 24, 2003
Page 2

Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the As Is Market Value of the Fee Simple Estate of the subject as a going concern, as of February 26, 2003 is:

                    TWO MILLION TWO HUNDRED THOUSAND DOLLARS

                                   $2,200,000

The subject's going concern value assumes continued affiliation with Days Inn. Going concern is based on stabilized value assuming completion of current capital items and projected at $2,300,000 as of June 1, 2003 and is allocated as follows:

Land & Buildings                     $1,560,000     67%
Furniture, Fixtures & Equipment      $  440,000     20%
Business & Other Intangibles         $  300,000     13%
Total Going Concern Value            $2,300,000    100%

The preceding value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions.

     1. This appraisal assumes the Fee Simple Interest in the subject. A prior restaurant sublease in which the landlord is successor by merger to the original tenants (Denny's) interest was provided. This lease expired April 6, 2000. The current rental based on actual statements appears to be $4,195 per month. We assume this is a month to month lease with the original sublessee, El Rancho Grande. A master lease referenced in this sublease is assumed to be between related parties and not encumbering the collateral. The conclusions of this report are subject to review of the actual lease, if any, in place with El Rancho Grande. We further assume no "master lease" encumbrance.

     2. We assume continued affiliation with Days Inn. The definition of value assumes a sale occurs. The transfer of the subject would trigger a Product Improvement Plan by Days Inn Hotels. This report assumes these costs would be known by a buyer and deducted from the purchase price. We have accounted for deduction of $120,000 of capital repairs in the As Is Value indication above. Any additional PIP costs should be deducted as well.

November 24, 2003
Page 3

This report was originally prepared on February 26, 2003, for Huntington National Bank. Huntington has given Integra permission to readdress the appraisal to the above client. Although the letter of transmittal is dated as of the release from Huntington, the property has not been reinspected, nor has the date of value been changed. This letter is not an update or recertification of value.

If you have any questions or comments, please contact the undersigned. Thank you for the opportunity to be of service.

Respectfully submitted,

INTEGRA REALTY RESOURCES- COLUMBUS

Eric E. Belfrage, MAI, CRE, ISHC         Robin M. Lorms, MAI, CRE
Certified General Real Estate Appraiser  Certified General Real Estate Appraiser
OH Certificate #383767                   OH Certificate #383772

DAYS INN SHARONVILLE                                           TABLE OF CONTENTS

TABLE OF CONTENTS

                                                                   PAGE NO.
TABLE OF CONTENTS                              .................      1
CERTIFICATION                                  .................      1
ASSUMPTIONS AND LIMITING CONDITIONS            .................      3
SUMMARY OF SALIENT FACTS AND CONCLUSIONS       .................      6
GENERAL INFORMATION                            .................      7
   Identification of Subject                   .................      7
   Current Ownership, Sales History, Status    .................      7
   Purpose, Property Rights and Effective Date .................      7
   Intended Use and Intended User              .................      7
   Scope of Appraisal                          .................      7
REGIONAL ANALYSIS                              .................      9
   the Cincinnati MSA Area Analysis            .................      9
NEIGHBORHOOD ANALYSIS                          .................     20
LODGING MARKET ANALYSIS                        .................     24
PROPERTY ANALYSIS                              .................     42
   Description and Analysis of the Land        .................     42
   Description and Analysis of the Improvements ................     45
REAL ESTATE TAX ANALYSIS                       .................     49
HIGHEST AND BEST USE ANALYSES                  .................     50
VALUATION ANALYSIS                             .................     52
   Valuation Methodology                       .................     52
SALES COMPARISON APPROACH                      .................     53
INCOME CAPITALIZATION APPROACH                 .................     61
RECONCILIATION                                 .................     79
ADDENDA
   Subject Photographs                         .................  Addendum A
   Definitions                                 .................  Addendum B
   Deed                                        .................  Addendum C
   Quality Assurance Report                    .................  Addendum D
   Qualifications                              .................  Addendum E
   Zoning                                      .................  Addendum F

[IRR LOGO]                                  (C)2001 BY INTEGRA REALITY RESOURCES

DAYS INN SHARONVILLE                                               CERTIFICATION

CERTIFICATION

     We certify that, to the best of our knowledge and belief:

     1.   The statements of fact contained in this report are true and correct.

     2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

     3. We have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.

     4. We have no bias with respect to the property that is the subject of this report or the parties involved with this assignment.

     5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

     6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

     7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in compliance with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP), and in accordance with the appraisal-related mandates within Title XI of the Federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA).

     8. Eric Belfrage, MAI, CRE, ISHC and John Dehner have made a personal inspection of the property that is the subject of this report on February 4 and 26, 2003. Robin Lorms, MAI, CRE has not personally inspected the subject.

     9. John Dehner has provided assistance to the Appraiser in the preparation of market data.

     10. This appraisal is not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

     11. We have not relied on unsupported conclusions relating to characteristics such as race, color, religion, national origin, gender, marital status, familial status, age, receipt of public assistance income, handicap, or an unsupported conclusion that homogeneity of such characteristics is necessary to maximize value.

     12. It is our opinion that the subject does not include any enhancement in value as a result of any natural, cultural, recreational or scientific influences retrospective or prospective.

     13. We have experience in appraising properties similar to the subject and are in compliance with the Competency Rule of USPAP.

[IRR LOGO]                                                                PAGE 1

DAYS INN SHARONVILLE                                               CERTIFICATION

     14. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     15. As of the date of this appraisal, Eric Belfrage has and Robin Lorms has not completed the requirements of the continuing education program of the Appraisal Institute. Qualifications of the Appraiser(s) are in Addendum A.

Eric E. Belfrage, MAI, CRE, ISHC         Robin M. Lorms, MAI, CRE
Certified General Real Estate Appraiser  Certified General Real Estate Appraiser
OH Certificate #383767                   OH Certificate #383772

[IRR LOGO]                                                                PAGE 2

DAYS INN SHARONVILLE                         ASSUMPTIONS AND LIMITING CONDITIONS

ASSUMPTIONS AND LIMITING CONDITIONS

     In conducting this appraisal, we have assumed, except as otherwise noted in our report, as follows:

     1. The title is marketable and free and clear of all liens, encumbrances, encroachments, easements and restrictions. The property is under responsible ownership and competent management and is available for its highest and best use.

     2. There are no existing judgments or pending or threatened litigation that could affect the value of the property.

     3. There are no hidden or undisclosed conditions of the land or of the improvements that would render the property more or less valuable. Furthermore, there is no asbestos in the property.

     4. The revenue stamps placed on any deed referenced herein to indicate the sale price are in correct relation to the actual dollar amount of the transaction.

     5. The property is in compliance with all applicable building, environmental, zoning, and other federal, state and local laws, regulations and codes.

     Our appraisal report is subject to the following limiting conditions, except as otherwise noted in our report.

     6. An appraisal is inherently subjective and represents our opinion as to the value of the property appraised.

     7. The conclusions stated in our appraisal apply only as of the effective date of the appraisal, and no representation is made as to the affect of subsequent events.

     8. No changes in any federal, state or local laws, regulations or codes (including, without limitation, the Internal Revenue Code) are anticipated.

     9. No environmental impact studies were either requested or made in conjunction with this appraisal, and we reserve the right to revise or rescind any of the value opinions based upon any subsequent environmental impact studies. If any environmental impact statement is required by law, the appraisal assumes that such statement will be favorable and will be approved by the appropriate regulatory bodies.

     10. We are not required to give testimony or to be in attendance in court or any government or other hearing with reference to the property without written contractual arrangements having been made relative to such additional employment.

     11. We have made no survey of the property and assume no responsibility in connection with such matters. Any sketch or survey of the property included in this report is for illustrative purposes only and should not be considered to be scaled accurately for size. The appraisal covers the property as described in this report, and the areas and dimensions set forth are assumed to be correct.

[IRR LOGO]                                                                PAGE 3

DAYS INN SHARONVILLE                         ASSUMPTIONS AND LIMITING CONDITIONS

     12. No opinion is expressed as to the value of subsurface oil, gas or mineral rights, if any, and we have assumed that the property is not subject to surface entry for the exploration or removal of such materials, unless otherwise noted in our appraisal.

     13. We accept no responsibility for considerations requiring expertise in other fields. Such considerations include, but are not limited to, legal descriptions and other legal matters, geologic considerations, such as soils and seismic stability, and civil, mechanical, electrical, structural and other engineering and environmental matters.

     14. The distribution of the total valuation in this report between land and improvements applies only under the reported highest and best use of the property. The allocations of value for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used. This appraisal report shall be considered only in its entirety. No part of this appraisal report shall be utilized separately or out of context.

     15. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute) shall be disseminated through advertising media, public relations media, news media or any other means of communication (including without limitation prospectuses, private offering memoranda and other offering material provided to prospective investors) without prior written consent from Integra Realty Resources.

     16. Information, estimates and opinions contained in this report, obtained from sources outside of the office of the undersigned, are assumed to be reliable and have not been independently verified.

     17. Any income and expense estimates contained in this appraisal report are used only for the purpose of estimating value and do not constitute predictions of future operating results.

     18. If the property is subject to one or more leases, any estimate of residual value contained in the appraisal may be particularly affected by significant changes in the condition of the economy, of the real estate industry, or of the appraised property at the time these leases expire or otherwise terminate.

     19. The current purchasing power of the dollar is the basis for the value stated in our appraisal; we have assumed that no extreme fluctuations in economic cycles will occur.

     20. The value found herein is subject to these and to any other assumptions or conditions set forth in the body of this report but which may have been omitted from this list of Assumptions and Limiting Conditions.

     21. The analyses contained in this report necessarily incorporate numerous estimates and assumptions regarding property performance, general and local business and economic conditions, the absence of material changes in the competitive environment and other matters. Some estimates or assumptions, however, inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analysis will vary from our estimates, and the variations may be material.

     22. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific survey or analysis of this property to determine

[IRR LOGO]                                                                PAGE 4

DAYS INN SHARONVILLE                         ASSUMPTIONS AND LIMITING CONDITIONS

          whether the physical aspects of the improvements meet the ADA accessibility guidelines. In as much as compliance matches each owner's financial ability with the cost to cure the non-conforming physical characteristics of a property, we cannot comment on compliance to ADA. Given that compliance can change with each owner's financial ability to cure non-accessibility, the value of the subject does not consider possible non-compliance. Specific study of both the owner's financial ability and the cost to cure any deficiencies would be needed for the Department of Justice to determine compliance.

     23. This appraisal report was originally prepared on February 26, 2003, for Huntington National Bank. Huntington has given Integra permission to readdress the appraisal to Maureen Mastroieni, Murray Devine & Co., 1650 Arch Street, #2700, Philadelphia, PA 19103. It may not be used or relied upon by any other party. All parties who use or rely upon any information in this report without our written consent do so at their own risk.

     24. No studies have been provided to us indicating the presence or absence of hazardous materials on the site or in the improvements, and our valuation is predicated upon the property being free and clear of any environment hazards.

     25. We have not been provided with any evidence or documentation as to the presence or location of any flood plain areas and/or wetlands. Wetlands generally include swamps, marshes, bogs, and similar areas. We are not qualified to detect such areas. The presence of flood plain areas and/or wetlands may affect the value of the property, and the value conclusion is predicated on the assumption that wetlands are non-existent or minimal.

     26. This appraisal assumes the Fee Simple Interest in the subject. A prior restaurant sublease in which the landlord is successor by merger to the original tenants (Denny's) interest was provided. This lease expired April 6, 2000. The current rental based on actual statements appears to be $4,195 per month. We assume this is a month to month lease with the original sublessee, El Rancho Grande. A master lease referenced in this sublease is assumed to be between related parties and not encumbering the collateral. The conclusions of this report are subject to review of the actual lease, if any, in place with El Rancho Grande. We further assume no "master lease" encumbrance.

     27. We assume continued affiliation with Days Inn. The definition of value assumes a sale occurs. The transfer of the subject would trigger a Product Improvement Plan by Days Inn Hotels. This report assumes these costs would be known by a buyer and deducted from the purchase price. We have accounted for deduction of $120,000 of capital repairs in the As Is Value indication above. Any additional PIP costs should be deducted as well.

[IRR LOGO]                                                                PAGE 5

DAYS INN SHARONVILLE                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

                                LODGING PROPERTY

PROPERTY                                        Days Inn
                                                11775 Lebanon Road
                                                Cincinnati, Ohio 45241

PROPERTY TAX IDENTIFICATION NUMBER (S)          608-0028-0033 / 608-0028-0146 /
                                                608-0028-0233

EFFECTIVE DATE OF THE APPRAISAL                 February 26, 2003
DATE OF THE REPORT                              February 27, 2003

OWNER OF RECORD                                 Janus American Group Inc.
LAND AREA                                       4.325 acres, 188,397 square feet
NUMBER OF UNITS                                 143
GROSS BUILDING AREA (GBA)                       60,300 square feet
YEAR BUILT                                      1971/1976
ZONING DESIGNATION                              GB - General Business
FLOOD PLAIN MAP PANEL NUMBER AND DATE           3902360001C / 01-02-1987
FLOOD PLAIN DESIGNATION                         Zone X
REAL ESTATE TAXES, YEAR 2002                    $55,045.14, Status: current
HIGHEST AND BEST USE AS IMPROVED                Limited Service Hotel
PROPERTY RIGHTS APPRAISED                       Fee Simple estate
ESTIMATED EXPOSURE TIME AND
    MARKETING PERIOD                            12 months, 12 months

MARKET VALUE INDICATIONS
    COST APPROACH                               Not developed
    SALES COMPARISON APPROACH                   $2,800,000 to $3,200,000
    INCOME CAPITALIZATION APPROACH
      DIRECT CAPITALIZATION                     $2,200,000
PROSPECTIVE MARKET VALUE CONCLUSION
(AS OF 6/1/03)*                                 $2,300,000
VALUE BREAKDOWN (IF APPLICABLE)
    LAND AND IMPROVEMENTS*                      $1,560,000
    PERSONAL PROPERTY *                         $440,000
    BUSINESS VALUE*                             $300,000
    TOTAL *                                     $2,300,000
AS IS VALUE AS OF 2/26/2003                     $2,200,000

* Assumes renovations complete

[IRR LOGO]                                                                PAGE 6

DAYS INN SHARONVILLE                                         GENERAL INFORMATION

GENERAL INFORMATION

IDENTIFICATION OF SUBJECT

     The subject consists of a 143 room, limited service lodging facility containing a gross building area of approximately 60,300 square feet. The improvements were constructed in 1971 and 1976, and are situated on a site containing a total land area of 4.325 acres. The street address is 11775 Lebanon Road, Cincinnati, Ohio 45241. The property is identified by the Hamilton County Auditor's Office as parcels 608-0028-0033 and 608-0028-0146 and 608-0028-0233. A legal description as well as photographs of the subject is located in Addendum A.

CURRENT OWNERSHIP, SALES HISTORY, STATUS

     The subject is currently owned by Janus American Group Inc. To the best of our knowledge, no other sale or transfer of ownership has occurred within the last three years. A related transfer of stock may have occurred in 1999. As of the effective date of this appraisal, the subject property is not under an agreement for sale or option to buy, nor is it listed for sale.

PURPOSE, PROPERTY RIGHTS AND EFFECTIVE DATE

     The purpose of this appraisal is to derive our opinion of the Market Value of the Fee Simple Interest of the subject as of the effective date of the appraisal, February 26, 2003. Unless otherwise stated, all factors pertinent to a determination of value have been considered as of this date. The property was inspected on February 4 and February 26, 2003 by Eric E. Belfrage, MAI, CRE, ISHC and John Dehner.

INTENDED USE AND INTENDED USER

     This appraisal report was originally prepared on February 26, 2003, for Huntington National Bank. Huntington has given Integra permission to readdress the appraisal to Maureen Mastroieni, Murray Devine & Co., 1650 Arch Street, #2700, Philadelphia, PA 19103 to estimate the As Is Market Value of the Fee Simple Estate.

SCOPE OF APPRAISAL

     As part of this appraisal, we have completed the following steps to gather, confirm, and analyze the data.

       -  Physically inspected the subject and the surrounding neighborhood.

       - Collected factual information about the subject and the surrounding market and confirmed that information with various sources.

       - Prepared a highest and best use analysis of the subject site as though vacant and of the subject as improved.

[IRR LOGO]                                                                PAGE 7

DAYS INN SHARONVILLE                                         GENERAL INFORMATION

     - Collected and confirmed market information needed to consider the three traditional approaches to value: cost approach, sales comparison approach and income capitalization approach.

     - Prepared a self-contained appraisal report setting forth the conclusion derived in this analysis as well as the information upon which the conclusions are based.

This report involves a complete appraisal of the subject and conforms with the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP), the Standards of Professional Practice of the Appraisal Institute, and the appraisal guidelines set forth in the Financial Institutions Reform Recovery Enforcement Act (FIRREA). All of the three traditional approaches to value have been considered in this appraisal. Additional information regarding the appraisal methods used can be found in the individual sections of this report.

Pertinent definitions, including the definition of market value and property rights appraised, are in Addendum B.

[IRR LOGO]                                                                PAGE 8

DAYS INN SHARONVILLE                                           REGIONAL ANALYSIS

REGIONAL ANALYSIS

THE CINCINNATI MSA AREA ANALYSIS

     INTRODUCTION

     A demographic analysis of the Cincinnati MSA and Hamilton County was conducted using information provided by NPA Data Services, Inc., a recognized source. Information supplied includes historical and projected population, employment and income data.

     POPULATION

     Historic and projected population trends for the Cincinnati MSA are depicted in the following chart.

                                POPULATION TRENDS

                                 CINCINNATI MSA

YEAR            POPULATION (000'S)
1987                 1,505.9
1992                 1,558.3
1997                 1,615.3
1998                 1,627.3
1999                 1,638.1
2000                 1,649.2
2001                 1,657.5
2002                 1,669.0
2003                 1,678.2
2004                 1,688.2
2005                 1,698.6
2006                 1,709.6
2007                 1,720.8
2012                 1,783.3
2017                 1,854.0

     The population of the Cincinnati MSA, as seen in the accompanying table, increased at a compounded annual rate of .66% from 1997 to 2002. For the same time frame, Hamilton County experienced a compounded annual growth rate of approximately - .59%. Over the last fifteen years the Cincinnati MSA's average annual compound change was .69%, as compared to - .30% for Hamilton County. Looking ahead over the next 15 years, 2002 to 2017, both the Cincinnati MSA and Hamilton County are expected to increase in population. It is anticipated that the Cincinnati MSA will experience increases at an average annual compound rate of .70%, while Hamilton County's population is expected to grow at an average annual compound rate of .16% for this period. Five year projections reflect growth rates that are similar to the 15 year estimates.

     Both the Cincinnati MSA and Hamilton County are anticipated to experience continued growth, with future population estimates reflecting growth rates similar to those experienced in the past.

[IRR LOGO]                                                                PAGE 9

DAYS INN SHARONVILLE                                           REGIONAL ANALYSIS

                          POPULATION TRENDS COMPARISON

                                                HAMILTON COUNTY                     CINCINNATI MSA
                                      ---------------------------------------------------------------------
                                                                  %                                      %
                            YEAR      POPULATION (000'S)       CHANGE      POPULATION (000'S)         CHANGE
                            --------------------------------------------------------------------------------
                            1987             873.6                               1,505.9
                            1992             872.2              -0.2%            1,558.3               3.5%
                            1997             859.5              -1.5%            1,615.3               3.7%
HISTORICAL                  1998             856.0              -0.4%            1,627.3               0.7%
                            1999             849.9              -0.7%            1,638.1               0.7%
                            2000             843.6              -0.7%            1,649.2               0.7%
                            2001             835.4              -1.0%            1,657.5               0.5%
CURRENT (EST)               2002             834.4              -0.1%            1,669.0               0.7%
                            2003             832.7              -0.2%            1,678.2               0.6%
                            2004             831.6              -0.1%            1,688.2               0.6%
                            2005             831.1              -0.1%            1,698.6               0.6%
                            2006             831.0               0.0%            1,709.6               0.6%
PROJECTED                   2007             831.3               0.0%            1,720.8               0.7%
                            2012             839.2               0.9%            1,783.3               3.6%
                            2017             855.3               1.9%            1,854.0               4.0%

AVERAGE ANNUAL                        HISTORICAL
                                      --------------------------------------------------------------------
COMPOUND CHANGE                             Past 5 years       -0.59%                                 0.66%
                                            Past 15 years      -0.30%                                 0.69%
                                      PROJECTED
                                      ---------------------------------------------------------------------
                                        Next 5 years           -0.08%                                 0.61%
                                        Next 15 years           0.16%                                 0.70%

     Source: NPA Data Services, Inc.; compiled by IRR

EMPLOYMENT

Employment trends for both the Cincinnati MSA and Hamilton County are anticipated to follow a pattern similar to the population trends for these areas, although at higher rates of increase. Employment trends for the Cincinnati MSA and Hamilton County are presented in the accompanying chart. From 1997 to 2002, the Cincinnati MSA realized employment growth at an average annual compound rate of 1.24%. For the same time period, the rate of growth for Hamilton County was .1%. These figures indicate that the Cincinnati MSA surpassed Hamilton County in employment growth over the last five years. Looking back fifteen years, employment for the Cincinnati MSA grew at an average annual compound rate of 1.84%, while Hamilton County experienced a 0.83% growth rate.

Estimates for the next five and fifteen year periods reflect rates of employment growth for the Cincinnati MSA above those of Hamilton County. From 2002 to 2007, the Cincinnati MSA is anticipated to experience a 1.58% average annual growth rate, while the long term projection, 2002 to 2017, indicates a 1.32% average annual compound increase. For the same time frames, Hamilton County is expected to grow at average annual compound rates of 0.76% and 0.75%, respectively. While employment gains do not correlate directly to real estate demand, they do depict the underlying health of the economy. Historical and

[IRR LOGO]                                                               PAGE 10

DAYS INN SHARONVILLE                                           REGIONAL ANALYSIS

     projected trends for the Cincinnati MSA indicate growth rates which generally exceed Hamilton County's rate, suggesting a strengthening position within Hamilton County.

                      NON-FARM EMPLOYMENT TRENDS COMPARISON

                                              HAMILTON COUNTY                        CINCINNATI MSA
                                      -------------------------------      ----------------------------------
                                                                 %                                      %
                            YEAR      EMPLOYMENT (000'S)       CHANGE      EMPLOYMENT (000'S)         CHANGE
                            ---------------------------------------------------------------------------------
                            1987             596.0                               817.8
                            1992             629.4              5.6%             899.7                 10.0%
                            1997             671.6              6.7%            1,011.0                12.4%
HISTORICAL                  1998             681.1              1.4%            1,040.3                 2.9%
                            1999             682.3              0.2%            1,059.0                 1.8%
                            2000             685.0              0.4%            1,071.7                 1.2%
                            2001             678.5             -0.9%            1,070.2                -0.1%
CURRENT (EST)               2002             674.8             -0.6%            1,075.5                 0.5%
                            2003             678.5              0.6%            1,091.7                 1.5%
                            2004             683.3              0.7%            1,109.0                 1.6%
                            2005             689.3              0.9%            1,127.7                 1.7%
PROJECTED                   2006             695.1              0.8%            1,145.4                 1.6%
                            2007             700.9              0.8%            1,162.9                 1.5%
                            2012             731.6              4.4%            1,246.5                 7.2%
                            2017             754.7              3.2%            1,308.7                 5.0%

AVERAGE ANNUAL                        HISTORICAL
                                      ---------------------------------------------------------------------
COMPOUND CHANGE                          Past 5 years          0.10%                                   1.24%
                                         Past 15 years         0.83%                                   1.84%
                                      PROJECTED
                                      ---------------------------------------------------------------------
                                         Next 5 years          0.76%                                   1.58%
                                         Next 15 years         0.75%                                   1.32%

     Source: NPA Data Services, Inc.; compiled by IRR

An analysis of employment mix will further establish an understanding of the economies of the Cincinnati MSA and Hamilton County and how they relate to future real estate demand. The following chart depicts the current distribution of employment by industry.

[IRR LOGO]                                                               PAGE 11

DAYS INN SHARONVILLE                                           REGIONAL ANALYSIS

                             EMPLOYMENT SECTORS 2002
                                 CINCINNATI MSA

                                  [BAR CHART]

     SECTOR                      PERCENTAGE
----------------                 ----------
Services                            33.4%
Retail Trade                        17.7%
Manufacturing                       12.4%
Government                          10.2%
FIRE                                 8.0%
Construction                         6.0%
Wholesale Trade                      5.9%
TCPU                                 5.3%
Mining & Other                       1.0%

     The preceding chart and accompanying tables show that in 2002, the largest employment sectors in the Cincinnati MSA were Services (33.44%), Retail Trade (17.74%), Manufacturing (12.35%), and Government (10.25%). In 2002, Hamilton County's largest employment sectors were Services (36.29%), Retail Trade (16.06%), Manufacturing (12.04%), and Government (9.79%).

     As shown in the following table, historical trends for the Cincinnati MSA indicate that the largest meaningful percentage gains in employment over the past fifteen years occurred within the Mining & Other and Services sectors with annual average compound growth rates of 3.87% and 3.18% respectively. Over the past five years the most significant activity has occurred in the Construction and TCPU sectors with annual average compound growth rates of 2.45% and 2.41%.

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

DAYS INN SHARONVILLE                                          REGIONAL ANALYSIS

                           HISTORIC EMPLOYMENT TRENDS
                                 CINCINNATI MSA

                                                                                                   CHANGE RATE
                                      %                                            %         -----------------------
                        1987      OF TOTAL     1992       1997       2002       OF TOTAL     (15 YR)        (5 YR)
-------------------     -----     --------     -----     ------     -------     --------     -------     -----------
Total Employment        817.8        100%      899.7     1011.0      1075.5        100%        1.8%          1.2%

Services                224.8       27.5%      263.1      320.4       359.7       33.4%        3.2%          2.3%
Retail Trade            145.5       17.8%      163.1      183.3       190.8       17.7%        1.8%          0.8%
Manufacturing           151.1       18.5%      147.8      144.4       132.9       12.4%       -0.9%         -1.6%
Government               95.7       11.7%      106.4      106.3       110.2       10.2%        0.9%          0.7%
FIRE                     61.4        7.5%       65.6       78.7        86.3        8.0%        2.3%          1.9%
Construction             43.0        5.3%       47.7       56.8        64.1        6.0%        2.7%          2.5%
Wholesale Trade          49.1        6.0%       53.8       60.6        63.5        5.9%        1.7%          0.9%
TCPU                     41.2        5.0%       45.2       51.0        57.5        5.3%        2.2%          2.4%
Mining & Other            6.0        0.7%        7.1        9.5        10.6        1.0%        3.9%          2.2%

Ttl Non-Mfg.            666.7       81.5%      752.0      866.6       942.6       87.6%        2.3%          1.7%
Ttl Office-Related*     381.9       46.7%      435.1      505.4       556.2       51.7%        2.5%          1.9%

----------
*Includes FIRE, Services and Government           (Numbers in thousands (000's))

     Employment trends are further examined in the following chart which depicts growth in the broad-based categories of manufacturing, office related and other non-manufacturing employment. For purposes of this analysis, office related employment is defined as total employment in the FIRE, Services and Government sectors. While not all employment from these sectors is office related, office employment trends tend to mirror the trends from these categories. As seen in these charts, office-related employment has captured an increasing share of total employment, indicating a shift toward a more service-based economy. This is a common trend on a national basis.

                            EMPLOYMENT SECTOR TRENDS
                                 CINCINNATI MSA

                                  [LINE GRAPH]

   YEAR       Office Related    Other Non-Manufacturing    Manufacturing
----------    --------------    -----------------------    -------------
1987              381.9                  666.7                151.1
1992              435.1                  752.0                147.8
1997              505.4                  866.6                144.4
2002              556.2                  942.6                132.9
2007              606.3                 1029.5                133.5
2012              654.4                 1113.0                133.5
2017              691.6                 1178.2                130.5

[IRR LOGO]                                                               PAGE 13

DAYS INN SHARONVILLE                                           REGIONAL ANALYSIS

     Historical trends for Hamilton County are summarized in the following chart and indicate the largest meaningful gains in employment over the past fifteen years occurred within the Mining & Other and Services sectors with annual average compound growth rates of 3.06% and 2.63% respectively. Over the past five years significant activity has occurred in the Mining & Other and Services sectors with annual average compound growth rates of 1.77% and 1.45%.

                           HISTORIC EMPLOYMENT TRENDS
                                 HAMILTON COUNTY

                                                                                                CHANGE RATE
                                      %                                         %         -----------------------
                        1987      OF TOTAL      1992      1997      2002     OF TOTAL     (15 YR)        (5 YR)
                        -----     --------     -----     -----     -----     --------     -------     -----------
Total Employment        596.0       100%       629.4     671.6     674.8        100%        0.8%          0.1%

Construction             27.7       4.6%        29.5      33.4      35.7        5.3%        1.7%          1.3%
FIRE                     49.2       8.3%        51.2      56.4      58.1        8.6%        1.1%          0.6%
Government               63.4      10.6%        67.9      65.8      66.1        9.8%        0.3%          0.1%
Manufacturing           121.1      20.3%       112.0      98.9      81.2       12.0%       -2.6%         -3.9%
Mining & Other            3.2       0.5%         3.7       4.6       5.0        0.7%        3.1%          1.8%
Retail Trade             95.0      15.9%       103.9     109.8     108.3       16.1%        0.9%         -0.3%
Services                166.0      27.8%       189.9     227.9     244.9       36.3%        2.6%          1.5%
TCPU                     29.7       5.0%        29.7      30.6      31.4        4.7%        0.4%          0.5%
Wholesale Trade          40.9       6.9%        41.6      44.2      44.0        6.5%        0.5%         -0.1%

Ttl Non-Mfg.            474.9      79.7%       517.4     572.7     593.5       88.0%        1.5%          0.7%
Ttl Office-Related*       279      46.7%       309.0     350.1     369.1       54.7%        1.9%          1.1%

----------
*Includes FIRE, Services and Government           (Numbers in thousands (000's))

     Future projections are summarized in the following tables. Fifteen year projections for the Cincinnati MSA show Mining & Other related employment leading all other sectors with Wholesale Trade as the next leading sector. The Hamilton County forecast has Mining & Other related employment leading all other sectors with Services as the next leading sector.

[IRR LOGO]                                                               PAGE 14

DAYS INN SHARONVILLE                                           REGIONAL ANALYSIS

                           PROJECTED EMPLOYMENT TRENDS
                                 CINCINNATI MSA

                                                                                                   CHANGE RATE
                                      %                                             %         ----------------------
                         2002      OF TOTAL      2007       2012       2017      OF TOTAL     (15 YR)        (5 YR)
                        ------     --------     ------     ------     ------     --------     -------     ----------
Total Employment        1075.5        100%      1162.9     1246.5     1308.7        100%        1.3%          1.6%

Construction              64.1        6.0%        70.0       75.8       80.4        6.1%        1.5%          1.8%
FIRE                      86.3        8.0%        93.3       99.7      104.3        8.0%        1.3%          1.6%
Government               110.2       10.2%       118.9      126.8      132.4       10.1%        1.2%          1.5%
Manufacturing            132.9       12.4%       133.5      133.5      130.5       10.0%       -0.1%          0.1%
Mining & Other            10.6        1.0%        13.0       15.5       18.0        1.4%        3.6%          4.1%
Retail Trade             190.8       17.7%       208.3      224.5      236.9       18.1%        1.5%          1.8%
Services                 359.7       33.4%       394.0      427.9      454.9       34.8%        1.6%          1.8%
TCPU                      57.5        5.3%        61.8       66.0       69.1        5.3%        1.2%          1.5%
Wholesale Trade           63.5        5.9%        70.1       76.7       82.2        6.3%        1.7%          2.0%

Ttl Non-Mfg.             942.6       87.6%      1029.5     1113.0     1178.2       90.0%        1.5%          1.8%
Ttl Office-Related*      556.2       51.7%       606.3      654.4      691.6       52.9%        1.5%          1.7%

*Includes FIRE, Services and Government           (Numbers in thousands (000's))

                           PROJECTED EMPLOYMENT TRENDS
                                 HAMILTON COUNTY

                                                                                                    CHANGE RATE
                                      %                                             %         -----------------------
                         2002      OF TOTAL      2007       2012       2017      OF TOTAL     (15 YR)       (5 YR)
                        ------     --------     ------     ------     ------     --------     -------     -----------
Total Employment        674.8         100%       700.9      731.6     754.7        100%         0.7%         0.8%

Construction             35.7         5.3%        37.2       39.0      40.5        5.4%         0.8%         0.9%
FIRE                     58.1         8.6%        60.9       63.7      65.7        8.7%         0.8%         1.0%
Government               66.1         9.8%        70.1       74.0      76.7       10.2%         1.0%         1.2%
Manufacturing            81.2        12.0%        73.9       69.1      64.4        8.5%        -1.5%        -1.9%
Mining & Other            5.0         0.7%         5.8        6.7       7.6        1.0%         2.8%         3.1%
Retail Trade            108.3        16.1%       113.9      119.7     124.0       16.4%         0.9%         1.0%
Services                244.9        36.3%       261.9      280.0     294.6       39.0%         1.2%         1.3%
TCPU                     31.4         4.7%        31.3       31.5      31.7        4.2%         0.1%        -0.1%
Wholesale Trade          44.0         6.5%        45.8       47.9      49.7        6.6%         0.8%         0.8%

Ttl Non-Mfg.            593.5        88.0%       627.0      662.5     690.3       91.5%         1.0%         1.1%
Ttl Office-Related*     369.1        54.7%       392.9      417.7     436.9       57.9%         1.1%         1.3%

*Includes FIRE, Services and Government           (Numbers in thousands (000's))

     An examination of total employment figures reveals that the Cincinnati MSA accounted for approximately 137.21% of Hamilton County's employment in 1987. By 2002, this ratio changed to 157.73% and it is projected at 173.41% through 2017. This is an indication that the Cincinnati MSA is growing at a rate similar to Hamilton County as a whole.

     The varied composition of the region's employment base and an examination of its major employers indicate a diversified economy that is not dependent upon any particular sector. Therefore, the Cincinnati MSA should be less susceptible to cyclical fluctuations that have occurred in other areas dominated by a single industry. The region's major employers are identified as follows.

[IRR LOGO]                                                               PAGE 15

DAYS INN SHARONVILLE                                           REGIONAL ANALYSIS

                                 MAJOR EMPLOYERS

             EMPLOYER
American Financial Group Inc.                          Insurance
Cincinnati Bell Inc.                                    Utility
Cinergy Corp                                            Utility
City of Cincinnati                                     Government
Convergys Corp                                          Service
Federated Dept. Stores                                   Trade
Fifth Third Bancorp                                     Finance
General Electric Co                                  Manufacturing
Health Alliance                                         Service
Johnson & Johnson/Ethicon                            Manufacturing
Kroger Co                                                Trade
Mercy Health Partners                                   Service
Procter & Gamble Co                                  Manufacturing
University of Cincinnati                               Government
US Bancorp/Firstar                                      Finance

Source: OH Dept. of Development

     INCOME

     Personal income is also a significant factor in determining the real estimate demand in a given market. As illustrated in the accompanying charts, the Cincinnati MSA's per capita income has historically achieved a growth rate similar to Hamilton County.

     From 1997 to 2002, the Cincinnati MSA has achieved per capita income growth at an average annual compound rate of 2.74%. For the same time period, the average annual compound rate of growth for Hamilton County was 2.83%. The two market areas displayed a similar pattern in per capita income growth over the last fifteen years with the Cincinnati MSA's growth being at an average annual compound rate of 2.24% while Hamilton County's growth recorded an average annual compound rate of 2.37%. Projections for the next five and fifteen year periods reflect rates of per capita income growth for the Cincinnati MSA parallel to the anticipated gains in income for Hamilton County. For the two time frames, 2002 to 2007 and 2002 to 2017, the Cincinnati MSA is anticipated to experience a 2.44% and a 1.80% average annual growth rate respectively. For the same time frames, Hamilton County is expected to grow at average annual compound rates of 1.93% and 1.29%, respectively.

     An examination of personal income on a per household basis instead of a per capita basis reveals that, historically, the Cincinnati MSA has experienced a growth rate similar to Hamilton County, and future projections show the Cincinnati MSA with a growth rate similar to Hamilton County. In absolute dollars, the Cincinnati MSA's personal income historically has been below that of Hamilton County, both on a per capita and per household basis.

[IRR LOGO]                                                               PAGE 16

DAYS INN SHARONVILLE                                           REGIONAL ANALYSIS

                          INCOME PER CAPITA COMPARISON

                                      HAMILTON COUNTY                               CINCINNATI MSA
                       ----------------------------------------------------------------------------------
                                                              %                                       %
                       YEAR          INCOME/CAPITA          CHANGE          INCOME/CAPITA          CHANGE
                       ----------------------------------------------------------------------------------
                       1987             $23,888                                $21,734
                       1992             $26,731              11.9%             $23,855              9.8%
                       1997             $29,520              10.4%             $26,475             11.0%
HISTORICAL             1998             $31,140               5.5%             $27,746              4.8%
                       1999             $31,382               0.8%             $28,236              1.8%
                       2000             $31,773               1.2%             $28,732              1.8%
                       2001             $33,449               5.3%             $29,739              3.5%

CURRENT (EST)          2002             $33,945               1.5%             $30,303              1.9%

                       2003             $34,809               2.5%             $31,191              2.9%
                       2004             $35,533               2.1%             $32,008              2.6%
                       2005             $36,223               1.9%             $32,803              2.5%
PROJECTED              2006             $36,806               1.6%             $33,509              2.2%
                       2007             $37,341               1.5%             $34,178              2.0%
                       2012             $39,605               6.1%             $37,203              8.9%
                       2017             $41,165               3.9%             $39,587              6.4%

AVERAGE ANNUAL                       HISTORICAL
COMPOUND CHANGE                        Past 5 years          2.83%                                 2.74%
                                       Past 15 years         2.37%                                 2.24%

                                     PROJECTED
                                       Next 5 years          1.93%                                 2.44%
                                       Next 15 years         1.29%                                 1.80%

Source: NPA Data Services, Inc.; compiled by IRR

[IRR LOGO]                                                               PAGE 17

DAYS INN SHARONVILLE                                           REGIONAL ANALYSIS

                         INCOME PER HOUSEHOLD COMPARISON

                                      HAMILTON COUNTY                                   CINCINNATI MSA
                       ----------------------------------------------------------------------------------------
                                                                  %                                         %
                       YEAR          INCOME/HOUSEHOLD          CHANGE          INCOME/HOUSEHOLD          CHANGE
                       ----------------------------------------------------------------------------------------
                       1987               $61,852                                   $58,502
                       1992               $67,370               8.9%                $62,611               7.0%
                       1997               $72,921               8.2%                $68,312               9.1%
HISTORICAL             1998               $76,673               5.1%                $71,409               4.5%
                       1999               $76,735               0.1%                $72,247               1.2%
                       2000               $77,349               0.8%                $73,260               1.4%
                       2001               $81,260               5.1%                $75,749               3.4%

CURRENT (EST)          2002               $82,143               1.1%                $76,924               1.6%

                       2003               $84,221               2.5%                $79,205               3.0%
                       2004               $85,633               1.7%                $80,995               2.3%
                       2005               $87,283               1.9%                $83,031               2.5%
                       2006               $88,340               1.2%                $84,519               1.8%
PROJECTED              2007               $89,611               1.4%                $86,229               2.0%
                       2012               $93,540               4.4%                $92,527               7.3%
                       2017               $95,299               1.9%                $96,625               4.4%

AVERAGE ANNUAL                       HISTORICAL
COMPOUND GROWTH                        Past 5 years            2.41%                                     2.40%
                                       Past 15 years           1.91%                                     1.84%

                                     PROJECTED
                                       Next 5 years            1.76%                                     2.31%
                                       Next 15 years           1.00%                                     1.53%

Source: NPA Data Services, Inc.; compiled by IRR

     CONCLUSION

     Overall, the economic outlook for the Cincinnati MSA and Hamilton County is positive. Total population for both areas is projected to increase slightly. More importantly, both areas are projected to experience increasing employment growth. Based on this analysis, it is anticipated that Hamilton County and the Cincinnati MSA will continue to grow and prosper. The expected growth should provide an economic base that supports demand for real estate in the subject neighborhood and for the subject property. These conditions should stimulate increases in general property values within the foreseeable future.

[IRR LOGO]                                                               PAGE 18

DAYS INN SHARONVILLE                                           REGIONAL ANALYSIS

     AREA MAP

     [MAP]

[IRR LOGO]                                                               PAGE 19

DAYS INN SHARONVILLE                                       NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

     BOUNDARIES

     The subject neighborhood is located approximately 10-15 minutes north of downtown Cincinnati off Interstate 275 at the Route 42 (Lebanon Rd.) interchange. The majority of commercial development is located south of Interstate 275. Major industrial, office and residential development have occurred in this area, enhanced by accessibility from I-75 and I-71. Boundaries include generally the city of Sharonville. Sharonville is bisected east to west by I-75. Springdale abuts the west boundary and Blue Ash to the east. Uses in the immediate subject neighborhood include commercial, office, retail and industrial.

     ACCESS

     Primary access to the neighborhood is from I-275, I-75, Route 42 and Kemper Road. Secondary access is from Chester, Montgomery Ward Parkway, and Sharon Road.

     TRANSPORTATION

     Public transportation is considered average.

     EMPLOYMENT

     Primary employment centers in the neighborhood consist of industrial areas in all directions including Ford Motor Company, General Electric and Proctor and Gamble.

     PUBLIC SERVICES

     Schools, fire and police protection are all considered average for the neighborhood.

     LAND USE

     Major area land uses include a large industrial park to the north, Ford Motor Company and General Mills to the south with large distribution centers along Kemper and Mosteller Road.

[IRR LOGO]                                                               PAGE 20

DAYS INN SHARONVILLE                                       NEIGHBORHOOD ANALYSIS

PREDOMINANT AGE OF IMPROVEMENTS                                  10 - 30 years
PREDOMINANT QUALITY AND CONDITION                                Average to Good
APPROXIMATE PERCENT DEVELOPED                                    90%
PERCENT DEVELOPED AS SINGLE-FAMILY                               10%
PREVAILING SINGLE-FAMILY PRICE RANGE                             Moderate
LIFE CYCLE STAGE                                                 Stability
INFRASTRUCTURE/PLANNING                                          Good
PREDOMINANT LOCATION OF UNDEVELOPED LAND                         South
PREVAILING DIRECTION OF GROWTH                                   North
SUBJECT'S IMMEDIATE SURROUNDING LAND USE

    NORTH  Interstate 275
    SOUTH  Commercial retail, restaurants, service stations
    EAST   Commercial
    WEST   Schneider National (semi truck storage)

     TRENDS

     During the last five years, the subject's neighborhood has shown stability to moderate growth. Population has increased as shown in the demographics following this section.

     DEVELOPMENT ACTIVITY

     During the last five years, the subject's neighborhood has seen some development. Significant industrial development has occurred along the Kemper Road and Mosteller Road areas.

     DEMAND GENERATORS

     The following generates lodging demand in the neighborhood.

         -    Proctor & Gamble

         -    Ford Motor Company

         -    Sharonville Convention Center

         -    Industrial and business uses

         -    Kings Island

         -    GE

         -    Ford

         -    I-75 transient

[IRR LOGO]                                                               PAGE 21

DAYS INN SHARONVILLE                                       NEIGHBORHOOD ANALYSIS

     OUTLOOK AND CONCLUSIONS

     The neighborhood is in the stability stage of its life cycle. Recent development activity has been experienced to the east and north. Given the history of the neighborhood and the growth trends, it is our opinion that the values in the subject neighborhood are expected to remain stable in the near future.

NEIGHBORHOOD MAP

     [MAP]

[IRR LOGO]                                                               PAGE 22

DAYS INN SHARONVILLE                                       NEIGHBORHOOD ANALYSIS

                       POP-FACTS: DEMOGRAPHIC QUICK FACTS

                    DESCRIPTION                                   POLYGON TOTALS
POPULATION
      2007 Projection                                                 21,722
      2002 Estimate                                                   21,636
      2000 Census                                                     21,644
      1990 Census                                                     20,078
      Growth 1990 - 2000                                                7.80%

HOUSEHOLDS
      2007 Projection                                                  9,300
      2002 Estimate                                                    8,953
      2000 Census                                                      8,834
      1990 Census                                                      7,541
      Growth 1990 - 2000                                               17.15%

2002 EST. POPULATION BY SINGLE CLASSIFICATION RACE                    21,636
      White Alone                                                      89.21%
      Black or African American Alone                                   5.28%
      American Indian and Alaska Native Alone                           0.15%
      Asian Alone                                                       3.54%
      Native Hawaiian and Other Pacific Islander Alone                  0.02%
      Some Other Race Alone                                             0.56%
      Two or More Races                                                 1.23%

2002 EST. POPULATION HISPANIC OR LATINO                               21,636
      Hispanic or Latino                                                1.38%
      Not Hispanic or Latino                                           98.62%

2000 TENURE OF OCCUPIED HOUSING UNITS                                  8,834
      Owner Occupied                                                   74.66%
      Renter Occupied                                                  25.34%

2000 AVERAGE HOUSEHOLD SIZE                                             2.39

2002 EST. HOUSEHOLDS BY HOUSEHOLD INCOME                               8,953
      Income Less than $15,000                                          4.51%
      Income $15,000 - $24,999                                          7.40%
      Income $25,000 - $34,999                                          7.14%
      Income $35,000 - $49,999                                         11.48%
      Income $50,000 - $74,999                                         21.19%
      Income $75,000 - $99,999                                         13.05%
      Income $100,000 - $149,999                                       17.07%
      Income $150,000 - $249,999                                       14.43%
      Income $250,000 - $499,999                                        3.16%
      Income $500,000 and over                                          0.58%

2002 EST. AVERAGE HOUSEHOLD INCOME                                  $101,945
2002 EST. MEDIAN HOUSEHOLD INCOME                                   $ 72,978
2002 EST. PER CAPITA INCOME                                         $ 43,135
2003 Claritas Inc. All rights reserved

[IRR LOGO]                                                               PAGE 23

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

LODGING MARKET ANALYSIS

     The strength of any market depends on supply and demand. The following analysis addresses national, regional and local investment trends. However, the primary concern is to discover the conditions affecting the subject's specific market area and competitive set. Supply and demand in this submarket directly affects the subject's value. We have presented national, regional and state trends. This data frames the local market and competitive set performance and displays influential trends occurring in the lodging industry. Statistics compiled by Smith Travel Research for the US Lodging Industry are presented below.

     NATIONAL TRENDS

                              U.S. LODGING INDUSTRY

     KEY STATISTICS

         SUPPLY     DEMAND                                          %                    %        GOP        FIXED CHARGES
         % CHG      % CHG      OCCUPANCY     % CHG       ADR       CHG      REVPAR      CHG      (RTS) *         (RTS)
         ------     ------     ---------     -----     ------     -----     ------     -----     -------     -------------
1992       0.8        2.1         62.6        1.3      $59.17      1.5      $37.06      2.8        29.5           25.6
1993       0.4        1.9         63.6        1.6      $60.79      2.7      $38.64      4.2        30.5           22.8
1994       1.2        3.1         64.7        1.7      $63.19      3.9      $40.91      5.9        36.2           24.0
1995       1.5        2.1         65.1        0.6      $66.22      4.8      $43.10      5.4        37.0           20.1
1996       2.4       2.32         64.9       -0.3      $70.53      6.5      $45.81      6.3        38.2           17.6
1997       3.6        2.8         64.4       -0.8      $74.71      5.9      $48.13      5.1        40.3           15.8
1998       4.2        3.1         63.8       -0.9      $78.17      4.6      $49.86      3.6        40.2           13.5
1999       4.1        3.0         63.2       -1.1      $81.29      4.0      $51.33      2.9        39.2           13.9
2000       3.1        3.7         63.5        0.6      $85.24      4.9      $54.15      5.5        40.9           13.5
2001       2.4       -3.4         59.8       -5.7      $84.45     -1.3      $50.49     -6.9        37.0           17.7
2002       1.8         .8         59.2       -1.0      $83.15     -1.5      $49.24     -2.5        N/A            N/A

* GROSS OPERATING PROFIT RATIO TO SALES

SOURCE: (C) 2002 Smith Travel Research

     Positive factors between 1996 and 1999 formed an environment in which significant new hotel supply was developed, and in many cases is completing its way through the pipeline. The forces impacting the expansion cycle of lodging assets which dominated the market between 1996 and 1999 included:

          -    Improved hotel performance

          -    Financing availability at low interest rates

          -    Demand from real estate investment trusts

          -    Growing economic trends

          -    Expansion of major franchise affiliations

     During this time feasibility of many new projects had been indicated for the first time in many years. This meant that product could be designed, built and stabilized at a cost less than its value. Participants and Analysts became concerned in 2000 that an oversupply of new product was being added. As a result, financing became more restrictive and the pipeline began to slow.

[IRR LOGO]                                                               PAGE 24

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

     The room demand for hotels is measured by room nights sold (RNS). Demand grew in excess of supply between 1992 and 1995. Supply (Room Nights Available) increased faster than demand between 1996 and 2001 (except for a slight increase in 2000), resulting in occupancy decreases. Rate growth continued through 2000, likely fueled by the healthy economy and new product, which generally can be sold for a higher room rate. Room rates declined in 2001 for the first time in the 10 year trend presented.

     The hotel real estate investment trusts showed poor performance subsequent to the late 1998 capital market disruption. This weakened the REIT purchase capabilities. Many in fact sold non-core assets to reposition themselves. Commercial mortgage backed securities experienced increased rate spreads and some lenders were unable or unwilling to honor rate commitments. These factors along with perceived overbuilding resulted in a more conservative posture among buyers, sellers, lenders and analysts. The recession and events of September 11 exacerbated these trends. Recovery of the lodging market has been delayed by:

          -    Prolonged economic downturn

          -    Uncertainty of potential war with Iraq

          -    Continued terrorism fears

          -    Financial market instability

          -    Public mistrust of business leaders

          -    Prolonged travel reductions

     These factors have resulted in a fundamental shift in the lodging market.

     The combination of the above factors has dampened the lodging industry's health. In Legg Mason's 3rd Quarter 2002 Market Cycle Monitor, the hotel sector was judged to be at the beginning of Phase I (Recovery). Legg Mason states "hotel recovery slowed as business and leisure travel slowed; many hotels are still not at break even occupancy". In each region, where occupancies decreased supply increased faster than demand, room revenue continued to show healthy growth.

[IRR LOGO]                                                               PAGE 25

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

                                     [MAP]

      SOURCE: Legg Mason Equity Research Real Estate Market Cycle Monitor

     The future of the lodging industry is understandably the topic of much study. PricewaterhouseCoopers has forecast the following lodging performance.

TABLE 1: PRICEWATERHOUSECOOPERS                                   ANNUAL FIGURES
U.S. LODGING FORECAST, DECEMBER 2002


                                                2000          2001          2002        2003          2004
                                              --------      --------      -------      -------      ---------
OCCUPANCY (PERCENT)                              63.6          59.9          59.3         60.0          61.4
PERCENTAGE CHANGE FROM PRIOR YEAR                 0.8          -5.8          -1.0          1.1           2.4
PCT. POINT DIFFERENCE FROM PRIOR YEAR             0.5          (3.7)         (0.6)         0.7           1.5

AVERAGE DAILY RATE ($)                        $ 85.54       $ 84.50       $ 83.16      $ 83.92       $ 86.11

PERCENTAGE CHANGE FROM PRIOR YEAR                 5.2          -1.2          -1.6          0.9           2.6

ANNUAL REVPAR ($, SEAS. ADJ.)                 $19,849       $18,471       $17,996      $18,370       $19,306

PERCENTAGE CHANGE FROM PRIOR YEAR                 6.0          -6.9          -2.6          2.1           5.1

INFLATION AS MEASURED BY CPI                      3.4           2.8           1.6          2.0           2.0

REAL GDP, PERCENT CHANGE FROM PRIOR YEAR          3.8           0.3           2.4          2.7           3.8

AVERAGE DAILY ROOMS SOLD (000s)                 2,608         2,515         2,532        2,595         2,685
PERCENTAGE CHANGE FROM PRIOR YEAR                 3.7          -3.6           0.7          2.5           3.5

      Sources: PricewaterhouseCoopers LLP (2002 to 2004), Smith Travel Research (2000 to 2001), Macroeconomic Advisers LLC (real GDP and inflation forecasts), Bureau of Economic Analysis (real GDP history), Bureau of Labor Statistics (consumer price inflation history).

     Recovery by 2004 is generally expected by lodging analysts. Of course, this may vary by segment and location.

[IRR LOGO]                                                               PAGE 26

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

     The next step in drilling down to the subject market is to study regional and state trends.

     REGIONAL & STATE TRENDS

     Regional trends show a generally comparable decline in occupancy as the national statistics. The following data reported by Smith Travel by region depicts this.

                                                                                                      ROOM        ROOMS       ROOMS
                            OCCUPANCY %            AVERAGE ROOM RATE             RevPAR ($)          REVENUE    AVAILABLE      SOLD
                      2002    2001    % CHG     2002    2001     % CHG    2002     2001     % CHG     % CHG      % CHG        % CHG
                      ----    ----    -----    -----    -----    -----    -----    -----    -----    -------    ---------     -----
UNITED STATES         59.2    59.8    -1.0     83.15    84.45    -1.5     49.24    50.49    -2.5       -.7         1.8         0.8
EAST NORTH CENTRAL    54.8    55.3     -.9     75.04    75.94    -1.2     41.10    41.97    -2.1      -0.2         2.0         1.0
OHIO                  53.2    53.3     -.2     67.07    67.56     -.7     35.71    35.99     -.8       1.2         1.9         1.9

      Source: Smith Travel Research

     Ohio experienced superior demand growth and less severe rate declines than the nation as a whole. Still, occupancy and rate performance was below the national and regional averages.

     The Columbus area performance is superior in occupancy to all other Ohio markets. Rate is second to Cleveland in ADR. However, actual rate growth occurred in Columbus in 2002. Below is the performance of Columbus in comparison to other Ohio cities.

                      LODGING PERFORMANCE YTD DECEMBER 2002

                                                                                           RMS        RMS
   CITY          02 OCC.      01 OCC.      % CHG.      02 ADR      01 ADR      % CHG      AVIL.       SOLD
-----------      -------      -------      ------      ------      ------      -----      -----      -----
COLUMBUS          56.9%        58.6%       -2.9%       $71.07      $70.80       0.4%      5.5%        2.5%
CINCINNATI        51.7%        50.1%        3.2%       $68.43      $69.77      -1.9%       -1%        2.2%
CLEVELAND           55%        57.4%       -4.2%       $ 75.3      $77.51      -2.9%      3.2%       -1.1%
AKRON             54.4%        52.9%        2.8%       $64.91      $66.69      -2.7%      0.4%        3.1%
TOLEDO            54.1%        53.7%        0.7%       $60.66      $60.37       0.5%      1.3%          2%
DAYTON              55%        56.8%       -3.2%       $61.84      $60.55       2.1%      1.5%       -1.7%
SPRINGFIELD       49.2%        49.2%          0        $60.04      $60.73      -1.1%      4.2%        4.2%

      Source: Smith Travel Research

     SUPPLY AND DEMAND GROWTH

     New product supply is expected to continue for the near future. Supply growth in the market area includes largely limited service and extended stay product. These are listed below. Most of these hotels are limited service, without food and beverage.

     New hotels have been added between 1998 and 2002 within the Cincinnati and Cincinnati North and East Census and are summarized as follows.

[IRR LOGO]                                                               PAGE 27

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

            HOTEL                                     YR OPEN              # ROOMS
Holiday Inn Express, Harrison                          1999                   62
Comfort Inn, Harrison                                  2000                   57
Hilton Garden Inn                                      2000                   84
Holiday Inn Express                                    2000                   79
Holiday Inn Express, Mount Orab                        1999                   51
Hanaford Suites                                        2001                   79
Best Western Inn*                                      1998                   75
TownePlace Suites, Blue Ash                            1999                   95
Hilton Garden Inn, Sharonville                         2001                   90
Country Inn & Suites, Sharonville*                     2000                   60
Holiday Inn Express, Blue Ash                          2000                   69
Crossland Suites                                       1998                  132
Hampton Inn, Blue Ash                                  1998                   82
Wingate Inn                                            2000                   85
Country Inn & Suites, Eastgate                         2001                   78
Comfort Inn                                            2000                   73
Hampton Inn, Eastgate                                  1999                  120
TownePlace Suites                                      1999                   95
SpringHill Suites                                      1999                  102
                                                                           -----
TOTAL                                                                      1,568

* included in competitive set

     In 1997, 5,954 rooms existed. Additions through 2002 were 1,568 rooms, indicating supply growth of 26.3% over five years. Largely, the majority is limited service or extended stay. Despite occupancy decreases, demand growth occurred over time to absorb at least a portion of this new supply. Demand leakage to new supply occurred. The subject's competitive set has shown decreasing room nights sold for 2001 and 2002. Occupancy rates declined, despite the removal of some supply.

     Demand for hotel rooms can be categorized as: 1) "demonstrated demand", or that demand which can be quantified by examining occupancy levels at existing hotels; 2) "induced" demand, defined as that demand which does not currently seek accommodations in the market area but could be persuaded to do so through proper sales efforts, new demand generators or the availability of additional rooms supply or 3) "unsatisfied demand" is existing demand that cannot be satisfied within the immediate area due to full occupancy. Each source of demand is discussed as follows.

     DEMONSTRATED DEMAND

     Demand for hotels in any given area is measured by occupancy percentages and average daily rates. Although these statistics vary between properties due to age, condition, location, franchise affiliation, marketing efforts and seasonality of the market area, a review of area occupancy levels and ADR's is useful in determining the market potential for a property.

[IRR LOGO]                                                               PAGE 28

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

     We have identified a competitive set and quantified their historical performance. Historical demand change was studied along with other demand factors such as population growth, household growth, employment growth, etc. for determination of an applicable demonstrated demand growth rate.

     INDUCED DEMAND

     Induced demand is defined as demand that does not now seek accommodations in the area but could be persuaded to through sales and marketing efforts and availability of appropriate facilities. Induced demand has been generated historically in the general subject area by new business growth.

     UNSATISFIED DEMAND

     Unsatisfied demand is defined as potential room nights previously lost in the market because of lack of available facilities. For example, if an event fills every hotel in the immediate market, any excess demand for that event will be distributed into secondary markets. In addition, regular transient traffic would be displaced as well. Historically turn-away demand was generated by Kings Island Amusement Park. However, significant new supply within close proximity has been built in recent years. No unsatisfied demand is projected.

     SEGMENTATION OF DEMAND

     Demand for hotel accommodations among the competitive hotels is comprised of the following market segments:

     Corporate demand is generated by the office, businesses, and commercial activity in the nearby area. This form of demand exhibits Monday to Thursday demand patterns and generally peaks on Tuesday and Wednesday nights. Corporate demand generally accounts for 40% to 60% of the room nights sold among the competitive set. Corporate business is generated by:

          -    Proctor & Gamble

          -    GE

          -    Ford

          -    Avon

          -    Bobcat

          -    Cooper Co.

          -    Bohlke Veneer

          -    Hamilton Safe

          -    Honeywell

          -    Mosler

          -    Ohio Casualty

          -    International Paper

     Group demand is generated by corporate, commercial, or association groups that either meet at the individual competitive hotels, or meet at company offices. While the length of stay varies depending on the type of group, it is typically two or three nights and can sometimes include a weekend night. Group demand in the subject market area consists of

[IRR LOGO]                                                               PAGE 29

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

     training, corporate meetings, social, military, educational, retired and fraternal (SMERF) business, etc.

     Leisure demand occurs primarily on weekends and is comprised of individual travelers, families and social groups. In the summer transient demand also occurs during the week but is still strongest on the weekends. In the subject area leisure demand includes reunions, sporting events, citywides, bowlers, Kings Island, Surf City, Bengals, Reds, etc.

     The subject property generates approximately 50% of its demand as contracts and accounts. The majority to which is construction workers.

                            SOURCES OF DEMAND GROWTH
                        GENERAL LODGING INDUSTRY TRENDS

TRAVEL INDUSTRY ASSOCIATION *                   2000       2001      2002       2003f
                                                -------------------------------------
Unemployment Rate (%)                            4.0        4.8       5.9        5.5
Real GDP (%)                                     4.1        1.0       1.3        4.3
Consumer Price Index (CPI%)                      3.4        3.1       2.3        2.4
Total Travel Expenditures in US (%)              7.0       -7.6       2.2        8.2
   US Residents                                  6.6       -7.0       1.4        8.0
   International Visitors                        9.5      -11.2       6.7        9.7
Total Travel-Generated Employment (%)            2.5       -5.8      -1.0        4.0
Total U.S. resident travel expenditures          8.9          7       6.8        6.3
Total Domestic Person Trips (%)                  1.0       -3.5       0.3        2.8
Total International Visitors to the US (%)       4.9      -12.6       4.3        7.9

SMITH TRAVEL                   1996     1997    1998      1999      2000     2001      2002
                               ------------------------------------------------------------
Supply Growth USA               2.4      3.6     4.2       4.1       3.1      2.4       1.8
Demand Growth USA               2.2      2.8     3.1       3.2       3.7     -3.4        .8

ECONOMIC INDICATORS            1999     2000    2001      2002f     2003f
Real GDP Growth                 4.4      4.1     1.2       2.0       3.6
CPI                             2.2      3.4     2.8       1.4       2.4
Corporate Profits               N/A      N/A   -16.1       4.1       9.7
Disposable Personal Income      N/A      N/A     3.6       2.5       3.4
Unemployment                    4.5      4.0     4.8       5.9       5.5

LOCAL SOURCES                                               GROWTH RATE
Population Growth                         7.8% 1990 to 2000, within demographic area
---------------------------------------------------------------------------------------------
Population Projection                     .4% between 2002 and 2007
---------------------------------------------------------------------------------------------
Household Growth                          17.2% 1990 to 2000
---------------------------------------------------------------------------------------------
Projected Household Growth                3.9% 2002 to 2007
---------------------------------------------------------------------------------------------
New Commercial Development                CG&E has entered into agreements with 5 contractors
                                          over the next 15 years to replace gas and electric
                                          lines in the Cincinnati area.
---------------------------------------------------------------------------------------------
US Demand Growth                          Avg. 2.2% 1992 - 2002
---------------------------------------------------------------------------------------------
Demand Growth Among Competitive Set       Average 2.2% per year 1997-2002
---------------------------------------------------------------------------------------------

     The above demand is impacted by significant additional new supply in the general market area as well as concerns over economic and market conditions.

[IRR LOGO]                                                               PAGE 30

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

     PRIMARY COMPETITORS

     The primary hospitality competitors have been selected from the market as follows

                               PRIMARY COMPETITORS

ID#          PROPERTY                        AGE        # RMS
 1    Holiday Inn                           1975          275
 2    Hampton Inn                           1987          130
 3    Country Inn & Suites                  2000           60
 4    Comfort Inn                           1963          114
 5    Best Western                          1998           75
 6    Signature Inn                         1987          130
 7    Days Inn                              1976          143
 8    Fairfield Inn                         1990          135
 9    Econolodge                            1985           88
10    Super 8                               1975          108
11    Red Roof Inn                          1987          107
12    Motel 6                               1985          110
13    Motel 6 (Kemper Road)                 1987          122
                                                        -----
      TOTALS                                            1,597

     Primary competitors total 1,597 rooms currently. New supply has not occurred since the addition of a 60 room Country Inn and Suites in 2000. In fact, demolition of a portion of the Comfort Inn on Chester Road resulted in room supply declines.

     The competing hotels in the market area are summarized on the following pages.

                                  MOTEL SURVEY
                                 COMPARABLE #1

TYPE:                   Full Service

PROPERTY:               HOLIDAY INN

LOCATION:               3855 Hauck Rd.
                        Sharonville, Ohio 45241
Phone:                  (513) 563-8330
Age:                    1975
Renovation Plans:       Recently
# Guest Rooms:          275
#Suites:                1
# Function Rooms:       14
Amenities:              Indoor/outdoor pool, fitness
                        center, restaurant, lounge,
                        business center

[PICTURE]

[IRR LOGO]                                                               PAGE 31

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #2

TYPE:                   Limited Service

PROPERTY:               HAMPTON INN

LOCATION:               10900 Crowne Pointe Dr.
                        Cincinnati, Ohio 45241
Phone:                  (513) 771-6888
Age:                    1987
Renovation Plans:       2002
# Guest Rooms:          130
#Suites:
# Function Rooms:       1
Amenities:              Outdoor pool, continental
                        breakfast

[PICTURE]

                                  MOTEL SURVEY
                                  COMPARABLE #3

TYPE:                   Limited Service

PROPERTY:               COUNTRY INN & SUITES

LOCATION:               2463 E. Sharon Rd.
                        Cincinnati, Ohio 45241
Phone:                  (513) 771-9309
Age:                    2000
Renovation Plans:
# Guest Rooms:          60
#Suites:                All suites
# Function Rooms:
Amenities:              Indoor pool, fitness center,
                        continental breakfast

[PICTURE]

                                  MOTEL SURVEY
                                  COMPARABLE #4

TYPE:                   Limited Service

PROPERTY:               COMFORT INN

LOCATION:               11440 Chester Rd. Cincinnati,
                        Ohio 45246
Phone:                  (513) 771-3400
Age:                    1963
Renovation Plans:       Under Renovation
# Guest Rooms:          114
#Suites:
# Function Rooms:       1; accommodates 50
Amenities:              Indoor pool, fitness center,
                        game room, continental
                        breakfast

[PICTURE]

[IRR LOGO]                                                               PAGE 32

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #5

TYPE:                   Limited Service

PROPERTY:               BEST WESTERN

LOCATION:               11160 Dowlin Dr. Sharonville,
                        OH 45241
Phone:                  (513) 771-9080
Age:                    1998
Renovation Plans:
# Guest Rooms:          75
#Suites:
# Function Rooms:       1
Amenities:              Indoor pool, business center,
                        hot tub, continental breakfast

[PICTURE]

                                  MOTEL SURVEY
                                  COMPARABLE #6

TYPE:                   Limited Service

PROPERTY:               SIGNATURE INN

LOCATION:               11385 Chester Rd.
                        Cincinnati, Ohio 45246
Phone:                  (513) 772-7877
Age:                    1987
Renovation Plans:
# Guest Rooms:          130
#Suites:                All suites
# Function Rooms:
Amenities:              Data ports, Free breakfast,
                        equipped kitchen

[PICTURE]

                                  MOTEL SURVEY
                                  COMPARABLE #7

TYPE:                   Limited Service

PROPERTY:               DAYS INN (SUBJECT)

LOCATION:               11775 Lebanon Rd.
                        Cincinnati, Ohio 45241
Phone:                  (513) 554-1400
Age:                    1976
Renovation Plans:
# Guest Rooms:          143
#Suites:
# Function Rooms:       1; 500 sf
Amenities:              Outdoor pool, Way Port, free
                        coffee, game room, laundry
                        facility

[PICTURE]

[IRR LOGO]                                                               PAGE 33

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #8

TYPE:                   Limited Service

PROPERTY:               FAIRFIELD INN

LOCATION:               11171 Dowlin Rd.
                        Sharonville, Ohio 45241
Phone:                  (513) 772-4114
Age:                    1990
Renovation Plans:
# Guest Rooms:          135
#Suites:
# Function Rooms:       1
Amenities:              Outdoor pool, continental
                        breakfast

[PICTURE]

                                  MOTEL SURVEY
                                  COMPARABLE #9

TYPE:                   Limited Service

PROPERTY:               ECONOLODGE

LOCATION:               11620 Chester Rd.
                        Sharonville, Ohio 45246
Phone:                  (513) 771-0370
Age:                    1985
Renovation Plans:
# Guest Rooms:          88
#Suites:
# Function Rooms:
Amenities:              Continental breakfast

[PICTURE]

                                  MOTEL SURVEY
                                 COMPARABLE #10

TYPE:                   Limited Service

PROPERTY:               SUPER 8

LOCATION:               Chester Road in Sharonville
                        Ohio 45241
Phone:                  (513) 772-3140
Age:                    1975
Renovation Plans:
# Guest Rooms:          108
#Suites:
# Function Rooms:
Amenities:              Pool, continental breakfast

[PICTURE]

[IRR LOGO]                                                               PAGE 34

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

                                  MOTEL SURVEY
                                 COMPARABLE #13

TYPE:                   Limited Service

PROPERTY:               RED ROOF INN

LOCATION:               2301 Sharon Rd.
                        Sharonville, Ohio 45241
Phone:                  (513) 771-5552
Age:                    1987
Renovation Plans:
# Guest Rooms:          107
#Suites:
# Function Rooms:
Amenities:              Laundry facility

[PICTURE]

                                  MOTEL SURVEY
                                 COMPARABLE #14

TYPE:                   Limited Service

PROPERTY:               MOTEL 6

LOCATION:               3850 Hauck Rd.
                        Sharonville, Ohio 45241
Phone:                  (513) 563-1123
Age:                    1985
Renovation Plans:
# Guest Rooms:          110
#Suites:
# Function Rooms:
Amenities:              Coin laundry, data port,
                        outdoor pool, free coffee

[PICTURE]

                                  MOTEL SURVEY
                                 COMPARABLE #15

TYPE:                   Limited Service

PROPERTY:               MOTEL 6

LOCATION:               2000 E. Kemper Rd.
                        Sharonville, Ohio 45241
Phone:                  (513) 772-5944
Age:                    1987
Renovation Plans:
# Guest Rooms:          122
#Suites:
# Function Rooms:
Amenities:              Outdoor pool, coin laundry,
                        data port, free coffee

[PICTURE]

[IRR LOGO]                                                               PAGE 35

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

[MAP]

     Physical ranking of the competitive set is a methodology developed by Integra Realty Resources to array the competitive set in a subjective physical ranking. Certainly management and marketing efforts can result in increased or diminished performance for individual competitors. However, all things being equal, assuming competent management, our ranking scale should array the competitive set within a reasonable fill pattern. The following chart compares the scoring for various components by comparable.

[IRR LOGO]                                                               PAGE 36

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

                         LODGING FUNDAMENTAL SCORECARD


                                 PROPERTY     AGE, CONDITION &                            CONVENIENCE TO
RANK #                          AFFILIATION  PERC'D CLEANLINESS  EXPOSURE(1)  ACCESS(2)  SUPPORT SERVICES
---------------------------------------------------------------------------------------------------------
  1          HOLIDAY INN            17               7               9           9              8
  2          HAMPTON INN            19               8               8           8              8
  3      COUNTRY INN & SUITES       20               8               7           7              8
  4          COMFORT INN            16               8               9           8              8
  5          BESTWESTERN            15               9               8           8              8
  6         SIGNATURE INN           17               8               7           8              8
  7       DAYS INN (SUBJECT)        16               7               9           8              8
  8         FAIRFIELD INN           16               8               9           6              7
  9          ECONOLODGE             16               7               8           8              8
 10            SUPER 8              19               7               7           7              7
 11        RED ROOF INN             16               8               7           7              8
 12        MOTEL 6 - NORTH          16               6               8           8              8
 13     MOTEL 6 - SHARONVILLE       16               6               7           7              8

                                               CONVENIENCE TO
                                                  DEMAND
RANK #                            LOCATION(3)   GENERATORS    SECURITY(4)  AMENITIES(5)  TOTAL
----------------------------------------------------------------------------------------------
  1          HOLIDAY INN               8             8             9            9          84
  2          HAMPTON INN               8             8             8            8          83
  3      COUNTRY INN & SUITES          8             8             8            7          81
  4          COMFORT INN               8             8             8            8          81
  5          BESTWESTERN               8             8             8            8          80
  6         SIGNATURE INN              8             8             8            8          80
  7       DAYS INN (SUBJECT)           8             8             7            7          78
  8         FAIRFIELD INN              8             8             8            8          78
  9          ECONOLODGE                8             8             7            6          76
 10            SUPER 8                 8             8             7            6          76
 11        RED ROOF INN                8             8             7            7          76
 12        MOTEL 6 - NORTH             8             8             6            7          75
 13     MOTEL 6 - SHARONVILLE          8             8             7            6          73

1  Signage, frontage, visibilty, building height, etc.

2  Ease of ingress, egress, signalization, congestion, etc.

3  Perception of area, development quality by use, age, market segment, etc.

4 Includes consideration of parking lot lighting & convenience, interior or exterior entry, lock systems, etc.

5  Includes pool, restaurant, lounge, meeting space, ect.

     Market performance based on room nights sold among primary competitors is summarized in the following chart. Data on selected primary competitors is tracked by Smith Travel Research. Total aggregate supply and demand is summarized on the following chart.

                       PERFORMANCE OF PRIMARY COMPETETORS

YEAR       RNA      CHG.%         RNS          CHG.%   OCCUP. %       CHG. %       ADR       CHG. %     REVPAR     CHG.%
----       ---      -----         ---          -----   --------       ------       ---       ------     ------     -----
1997     575,240                318,784                 55.4%                    $ 50.23               $ 27.83
-----------------------------------------------------------------------------------------------------------------------
1998     593,615     3.2%       337,094         5.7%    56.8%          2.5%      $ 51.83      3.2%     $ 29.44      5.8%
-----------------------------------------------------------------------------------------------------------------------
1999     602,615     1.5%       339,799         0.8%    56.4%         -0.7%      $ 52.64      1.6%     $ 29.69      0.8%
-----------------------------------------------------------------------------------------------------------------------
2000     619,115     2.7%       326,885        -3.8%    52.8%         -6.4%      $ 53.87      2.3%     $ 28.44     -4.2%
-----------------------------------------------------------------------------------------------------------------------
2001     610,607    -1.4%       290,908       -11.0%    47.6%         -9.8%      $ 51.92     -3.6%     $ 24.71    -13.1%
-----------------------------------------------------------------------------------------------------------------------
2002     582,905    -4.5%       282,995        -2.7%    48.5%          1.9%      $ 50.31     -3.1%     $ 24.40     -1.3%
-----------------------------------------------------------------------------------------------------------------------

     The competitive set has shown a decrease in supply since 2001. The Comfort Inn removed a portion of their rooms in 2001. Demand has decreased 11.2% from 1997 to 2002. Occupancy has also decreased in the same time period by 12.5%. Despite the fact that little supply in the immediate area was added, a 26.3% growth in supply occurred in the general census area. The addition of newer product induced demand that had previously utilized hotels within the subject's competitive set. This demand leakage resulted in demand and occupancy declines.

[IRR LOGO]                                                               PAGE 37

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

     New supply known within the general market includes the conversion of a 105 room building from the old Preston, being converted to a Holiday Inn Express. Drury Inns purchased the former Preston Hotel and has proceeded to demolish the majority of the hotel except for the 105 rooms that will be converted to Holiday Express. They also plan on constructing a 175 room Drury Inn and Suites on a portion of the site later in 2003. The Holiday Express is considered competitive, however the Drury is considered a superior product and not competitive with the subject. Market conditions should preclude development of the Drury until improvements in performance are recorded.

     Rates increased steadily from 1997 to 2000. Since then rates have declined due to additional competition in the mid market or economy chain properties. The subject's performance is shown on the following chart.

     SUBJECT PERFORMANCE

     Following is subject performance from 2000 through 2002.

                               SUBJECT PERFORMANCE

YEAR      SUBJ. OCC.    CHG.%    SUBJ. ADR    CHG.%   SUBJ. RPAR    CHG.%
----      ----------    -----    ---------    -----   ----------    -----
2000        62.00%                 41.23               $ 25.56
------------------------------------------------------------------------
2001        58.00%      -6.5%      38.69      -6.2%    $ 22.44     -12.2%
------------------------------------------------------------------------
2002           66%      13.8%      36.42      -5.9%    $ 24.03       7.1%
------------------------------------------------------------------------

     The subject performance has shown occupancy levels down 6.5% in 2001. Occupancy rebounded by 13.8% in 2002. This was caused by the subject lowering their ADR by 5.9% or $2.27. Additionally, construction business provides a strong base business, allowing strength in occupancy penetration.

     DEMAND GROWTH PROJECTIONS

     Demand fell in 2001 by -11% and again in 2002 by -2.7%. We have assumed no new supply in 2003. The Holiday Inn Express will open in 2004. Since supply growth appears to have slowed, demand leakage should subside. The demand growth going forward may be limited by the age of market supply within the competitive set. Most area hotels are older and guests may prefer to frequent newer hotels in Blue Ash or Winton Road. The subject and its competitive set are relegated to lower tier corporate business, as well as leisure business. The economic conditions are stable in Cincinnati and hopefully prior year problems relating to riots at the UC campus have abated. As economic recovery continues, demand is expected to grow modestly. Most consultants nationally believe the industry will not rebound substantially until 2004. Much depends on the pending war and economic recovery. We have projected demand growth in 2003, 2004 and 2005 at 1%, 2% and 3% respectively among hotels within the subject's competitive set.

     NEW SUPPLY

     New supply was discussed above and includes the Holiday Express and Drury Inn and Suites.

[IRR LOGO]                                                               PAGE 38

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

     MARKET PENETRATION

     Market penetration is the relationship between the earned market share and the natural market share of properties competing in the marketplace. Natural market share is calculated based on room nights available of the individual property compared to room nights available for the market total. Earned market share is based on room nights sold for individual properties compared to total room nights sold in the marketplace. A penetration rate of above 100% indicates the individual property is earning more than its natural market share due to some perceived superior factor such as affiliation, age, room condition or quality, management expertise, special market segmentation, etc. Market penetration of less than 100% suggests that a property is earning less than its natural market share. Factors impacting poorly performing properties include improper affiliation, poor locational attributes, inferior management policies, older, dated or poor room condition, etc.

     Market penetration and ADR are related. For instance in general, the lower the ADR the higher the occupancy level. A balance is typically sought by a specific property between penetration and yield.

                                  PENETRATION

YEAR    SUBJ. OCC.   CHG.%     MKT. OCC.   CHG.%      PEN. %
----    ----------   -----     ---------   -----      ------
1997                             55.4%
-----------------------------------------------------------
1998                             56.8%      2.5%
-----------------------------------------------------------
1999                             56.4%     -0.7%
-----------------------------------------------------------
2000      61.60%                 52.8%     -6.4%      116.7%
-----------------------------------------------------------
2001      57.90%     -6.0%       47.6%     -9.8%      121.6%
-----------------------------------------------------------
2002         66%     13.8%       48.5%     -5.9%      136.1%
-----------------------------------------------------------

     The subject penetration increased in 2001 and again in 2002. The year 2002 performance shows increasing occupancies due to significant rate cuts, and contractor business. Continued market penetration at historical levels could be expected. This, however, appears highly contingent upon retention of the Sales Director and General Manager. We assume going forward, renovations will be done as needed and contractor business and rates will remain in place and similar. This should allow the subject to continue to earn above its natural market share. We have projected penetration of 130%in 2003 and 125% subsequently in this analysis.

     Based on supply and demand changes, along with the above penetration projections, the following occupancy is projected.

[IRR LOGO]                                                               PAGE 39

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

                          MARKET OCCUPANCY PROJECTIONS

YEAR        RNA     CHG.%     RNS      CHG.%    OCCUP. %     CHG. %   PENETRATION    SUBJ. OCCUP.
----        ---     -----     ---      -----    --------     ------   -----------    ------------
1997      575,240           318,784              55.4%                    0.0%          0.0%
1998      593,615    3.2%   337,094     5.7%     56.8%        2.5%        0.0%          0.0%
1999      602,615    1.5%   339,799     0.8%     56.4%       -0.7%        0.0%          0.0%
2000      619,115    2.7%   326,885    -3.8%     52.8%       -6.4%      117.0%         62.0%
2001      610,607   -1.4%   290,908   -11.0%     47.6%       -9.8%      120.8%         58.0%
2002      582,905   -4.5%   282,995    -2.7%     48.5%        1.9%      138.9%         66.0%
2003      582,905    0.0%   285,825     1.0%     49.0%        1.0%        130%         63.7%
2004      621,230    6.6%   291,541     2.0%     46.9%       -4.3%        125%         58.7%
2005      621,230    0.0%   300,288     3.0%     48.3%        3.0%        125%         60.4%

footnote: 105 rm Holiday Inn Express to open in 2004

     Stabilized occupancy of between 59% and 64% appears reasonable over the next few years. We have utilized direct capitalization in our income analysis. Stabilized occupancy of 62% is relied upon in this analysis.

     AVERAGE DAILY RATE

     The average daily rate yield is similar to the penetration rate in that it compares the subject's average daily rate to market averages. The following average daily rate yield comparison to its primary competitive set is summarized in the following chart.

                                    ADR YIELD

YEAR      SUBJ. ADR     CHG.%    MKT. ADR    CHG.%   YIELD
----      ---------     -----    --------    -----   -----
1997                             $ 50.23
---------------------------------------------------------
1998                             $ 51.83      3.2%
---------------------------------------------------------
1999                             $ 52.64      1.6%
---------------------------------------------------------
2000      $   41.23              $ 53.87      2.3%   76.5%
---------------------------------------------------------
2001      $   38.69     -6.2%    $ 51.92     -3.6%   74.5%
---------------------------------------------------------
2002      $   36.42     -5.9%    $ 50.31     -3.1%   72.4%
---------------------------------------------------------

     The subject has shown decreasing daily rate yields. This trend has continued in 2002.

     The subject market has shown average daily rate decreases in 2001 and again in 2002. Market rates declined from $53.87 in 2000 to $50.31 in 2002. This is likely due to a more competitive environment due to supply additions. The subject rate fell by approximately 6% annually from 2000 through 2002. We have projected the market will sustain additional rate declines alternating with minor increases over the 2003 market period. ON balance, we anticipate flat rates for 2003, increasing 2% in 2004 and 2005 concurrent with the opening of the Holiday Inn Express.

     The projected subject yield is 73% over the near term. Projections of subject rates are as follows.

[IRR LOGO]                                                               PAGE 40

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

                                    ADR YIELD

YEAR    SUBJ. ADR   MKT. ADR    CHG.%    YIELD    SUBJ. ADR    CHG.%
----    ---------   --------    -----    -----    ---------    -----
1998                $ 50.23
------------------------------------------------------------------
1999                $ 51.83      3.2%
------------------------------------------------------------------
2000      41.23     $ 52.64      1.6%
------------------------------------------------------------------
2001      38.69     $ 53.87      2.3%
------------------------------------------------------------------
2002      36.42     $ 51.92     -3.6%
------------------------------------------------------------------
2003                $ 51.92      0.0%     73%      $ 37.90
------------------------------------------------------------------
2004                $ 52.96      2.0%     73%      $ 38.66     2.0%
------------------------------------------------------------------
2005                $ 54.02      2.0%     73%      $ 39.43     2.0%
------------------------------------------------------------------

     CONCLUSION

     The ADR and occupancy projections for the subject property expected for 2003 are 62% and $38.00.

[IRR LOGO]                                                               PAGE 41

DAYS INN SHARONVILLE                                     LODGING MARKET ANALYSIS

PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE LAND

     The subject site is summarized in the following tables. The description is based on our inspection as well as information provided by the Hamilton County Auditor's office. The subject photographs of the property appear in Addendum C.

     PHYSICAL FEATURES

         LAND AREA                 Approximately 4.325 acres, or 188,397 square
                                   feet.

         CONFIGURATION             Irregular in shape (See site plan following
                                   this section).

         TOPOGRAPHY                Slightly sloped

         DRAINAGE                  Adequate.

         FLOOD PLAIN

         COMMUNITY PANEL #         3902360001C - 01/02/1987

         FLOOD ZONE                Zone X

         FLOOD INSURANCE           Not typically required within this zone.

         ENVIRONMENTAL HAZARDS

         Environmental evaluation is beyond our scope of expertise. A qualified engineer should be consulted on this matter. No obvious hazardous materials or conditions were observed during our inspection.

         GROUND STABILITY

         We were not furnished a soil analysis to review but predicate that the soil's load bearing capacity is sufficient to support the existing structure. We did not observe any evidence to the contrary during our inspection of the property.

     STREETS, ACCESS, FRONTAGE

                  STREET                     ROUTE 42 (LEBANON ROAD)

                  PAVING                     Asphalt

                  CURBS/GUTTERS              Yes

                  SIDEWALKS                  No

                  LANES                      4

                  DIRECTION OF TRAFFIC       North/south

                  CONDITION                  Average

                  TRAFFIC LEVELS             Moderate

                  SIGNALS/TRAFFIC CONTROL    At entrance

                  ACCESS                     One curb cuts

                  VISIBILITY                 Adequate

[IRR LOGO]                                                               PAGE 42

DAYS INN SHARONVILLE                                           PROPERTY ANALYSIS

     LEGAL

         ZONING
         DESIGNATION               GB - General Business
         PERMITTED USES            General retail, hotel/motel, auto service,
                                   daycare, recreation
         LOT RESTRICTIONS          Assumed Per Code
         BUILDING RESTRICTIONS     Assumed Per Code
         SETBACK REQUIREMENTS      Assumed Per Code
         PARKING REQUIREMENT       Assumed Per Code
         CONFORMANCE               Based on our inspection, and a discussion
                                   with the zoning official, the current use of the site constitutes a legally permissible use that conforms to the current zoning ordinance.

         EASEMENTS, ENCUMBRANCES, AND MORATORIA

         We were not provided a current title report to review and are not aware of any easements, encumbrances, or restrictions that would adversely affect the use of the site. A title search is recommended to determine whether any adverse conditions exist. We are not aware of any moratoria on development that would affect the property.

         ENCROACHMENTS

         We were not provided a survey. However, an inspection of the site revealed no apparent encroachment(s).

     UTILITIES

         UTILITY                   PROVIDER
         WATER                     Public
         SEWER                     Public
         ELECTRICITY               Public
         NATURAL GAS               Public
         LOCAL TELEPHONE           Public

     SUMMARY OF LAND DESCRIPTION

     Overall, the physical characteristics of the subject site are suitable for the existing development. Most factors, including its topography, location, and accessibility, are positive attributes. The subject site is more than adequate for uses such as those permitted by zoning, including lodging use, and the available utilities adequately service the site. Excess land exists and has a secondary point of access. This will be considered as contributory value.

[IRR LOGO]                                                               PAGE 43

DAYS INN SHARONVILLE                                           PROPERTY ANALYSIS

[MAP]

[IRR LOGO]                                                               PAGE 44

DAYS INN SHARONVILLE                                           PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

     The following description is based on our inspection of the property, a discussion with the owner, and a review of the county records.

     EXTERIOR DESCRIPTION

         NAME OF PROPERTY              Days Inn
         GENERAL PROPERTY TYPE         Limited Service
         SPECIFIC PROPERTY USE         Hotel
         SIZE
            GROSS BUILDING AREA (GBA)  60,300 square feet
            NUMBER OF ROOMS            143
            SOURCE OF SF INFORMATION   Property record card
         NUMBER OF BUILDINGS           3 (including restaurant)
         STORIES                       Two
         CONFIGURATION                 Irregular
         YEAR BUILT                    1971/1976
         ESTIMATED EFFECTIVE AGE       20 years
         ESTIMATED PHYSICAL LIFE       40 years (per Marshall Valuation Service)
         TYPE/QUALITY OF CONSTRUCTION  Class C building, average quality (per
                                       Marshall Valuation Service)
         FOUNDATION                    Concrete slab
         STRUCTURAL FRAME              Concrete
         EXTERIOR WALLS/WINDOWS        Divot, insulated double pane windows

         ROOF Residential offset shingle on one building and rubber roof with gravel ballast on the other.

         SPECIAL FEATURES              Each room has a security safe,
                                       refrigerator (if requested), 4 cup
                                       coffee maker, Way Port internet access

     ROOM MIX

                  ROOM TYPE                  TOTAL NUMBER
                  KING                             5
                  QUEEN                           18
                  SINGLE                           3
                  DOUBLE                         117
                  TOTAL                          143

[IRR LOGO]                                                               PAGE 45

DAYS INN SHARONVILLE                                           PROPERTY ANALYSIS

     INTERIOR DESCRIPTIONS

         INTERIOR PARTITIONING     Commercial vinyl wall coverings

         CEILING COVER             Sprayed popcorn type ceiling finish over
                                   concrete

         WALL COVER                Commercial vinyl wall coverings

         FLOOR COVER               Primarily commercial grade carpet in rooms
                                   and hall ways, ceramic tile floors in
                                   bathrooms.

         LIGHTING Combination of florescent and incandescent lighting

         BATHROOM FIXTURES         Bathrooms include a porcelainized metal
                                   bathtub with ceramic tile, porcelain sink with chrome fixtures and solid surface counter top. Heated ceiling light and six inch ceramic floor tiling.

         BANQUET/MEETING ROOMS     Small meeting room; holds approximately 35
                                   people.

         OTHER SPECIAL FEATURES    Units are of average construction, built to
                                   be operated as an limited service lodging facility. Smoke alarms are hard wired throughout with hall way detectors being monitored by ADP.

         CONDITION                 Average

     EQUIPMENT AND MECHANICAL SYSTEMS

         HVAC HVAC in guest rooms as well as the common areas are through the wall G.E. units

         ELECTRICAL                Three phase circuit breaker

         PLUMBING                  Copper supplies, plastic wastes in each room

         FIRE PROTECTION           Wired smoke detectors located throughout with
                                   hall way detectors being monitored by ADP

         ELEVATORS                 None

         SECURITY SYSTEM           Card key electronic locks for individual
                                   rooms

         FURNITURE, FIXTURES       Rooms are furnished with either a queen, king
         & EQUIPMENT               or two full size beds. FF&E includes small
         (FF&E)                    round table, two upholstered chairs, dresser
                                   table, night stand(s), Way Port internet access, 19" or 25" TVs with remote control and cable access, combination safes, lamps and artwork.

         CONDITION                 Upon inspection the subject property appeared
                                   to be in good to average condition. Visual examination of all building components is not possible in order to determine any concealed structural components or serviceability of mechanical systems. Inspections of this type are beyond the scope of the investigation required for this assignment. Mechanical systems and structural systems are reportedly in good to average condition.

[IRR LOGO]                                                               PAGE 46

DAYS INN SHARONVILLE                                           PROPERTY ANALYSIS

     SITE IMPROVEMENTS

      PARKING

         NUMBER OF SPACES          143

         SURFACE TYPE/CONDITION    Asphalt. The parking lot was reportedly
                                   re-paved and stripped three years ago.
         PARKING RATIO             1 space per unit.

         ADEQUACY                  Good

      LANDSCAPING

      Average, mature

      DRAINAGE AND RETENTION

      Catch basins are located throughout the parking lot. Drainage appears adequate.

IMPROVEMENTS ANALYSIS

      CONDITION                    Average, well maintained

      DEFERRED MAINTENANCE         Main building has been well maintained and
                                   renovated. The second detached building is dated and needs renovated.

      HISTORY OF MAINTENANCE       The interior and exterior appear to have been
                                   reasonably well maintained; renovations and repairs have been done as needed. Case goods were replaced 8 years ago. Electronic locks and paving were done 3 years ago.
                                   Approximately 25% of rooms have new carpet in 2002. 40 new thru the wall HVAC units and the telephone switch were also installed in 2002.

      QUALITY OF CONSTRUCTION      Average

      FUNCTIONAL UTILITY           Our inspection did not reveal any significant
                                   items of functional obsolescence. An exterior pool, laundry area, game room and lobby exist.

      ADA COMPLIANCE               Unknown; assumed compliant

      ENVIRONMENTAL                We are neither considered experts nor
                                   competent to assess environmental issues.
                                   Upon physical inspection of the site and improvements, no indication "to the untrained eye" of environmental hazard was found.
                                   Unless stated otherwise, we assume no
                                   hazardous conditions exist on or near the subject. We recommend the client consider retaining an expert in this area.

     SUMMARY OF IMPROVEMENTS DESCRIPTION

     The subject improvements are average quality construction and considered adequate for operation as a Days Inn hotel. The main building has been well maintained with updates as needed. The second detached building has not been renovated. Condition is fair due to aging components including case goods, soft goods and decor. We have been provided with the 2003 budget for renovation costs for the following. 25 new windows, hall way drop ceiling tile and lighting, hall way carpet, guest baths and vanity area's, guest rooms; includes vinyl wall coverings, air conditioners, 25" televisions, lamps and pool umbrella's. Total 2003 capital expenditures are projected at $120,376, which includes the owner's estimate of renovations to the "annex" building.

     Our report is subject to a transfer PIP by Cendant (Days Inn). Any costs above those projected above by the owner should be deducted from the stabilized value.

[IRR LOGO]                                                               PAGE 47

DAYS INN SHARONVILLE                                           PROPERTY ANALYSIS

     Floor plans

[IRR LOGO]                                                               PAGE 48

DAYS INN SHARONVILLE                                    REAL ESTATE TAX ANALYSIS

REAL ESTATE TAX ANALYSIS

     The subject property is identified as tax parcels 608-0028-0033 / 608-0028-0146 / 608- 0228-0233. The subject is located within the city of Sharonville. For tax year 2002, the district had a gross rate of $70.36 and an effective rate of 47.098580. Assessed values in Hamilton County are 35% of market value and the gross taxes are subject to a 10% statewide rollback if paid on time. Following is the subject's annual taxes based on the Hamilton County Auditor's value estimates of the land and improvements.

                                    DAYS INN

Land                                      $   994,200
Improvements                              $ 2,716,300
                                          -----------
MARKET VALUE                              $ 3,710,500
Assessed Value @35%                       $ 1,298,675
Effective Tax Rate/$1000                    47.098580
Gross Taxes                               $    61,166
10% Statewide Rollback                    $     6,117
                                          -----------
NET TAX                                   $    55,049

     The subject's 2002 payable 2003 real estate tax assessment totaled $1,298,675, resulting in total annual tax of $55,049. Based on the value projected in this report, a tax appeal may be appropriate. If the subject sold at the income indication plus the restaurant at contributory value, taxes would approximate $33,000.

     Personal property taxes are also charged for lodging properties that maintain furniture, fixtures and equipment in their operation. Personal property required in the operation of the subject would include furniture, fixtures and equipment in rooms as well as office equipment. Actual personal property tax was reported by the County to have been paid in 1999 based on $440,000 book value or tax of $7,064. Net book value has been provided at $239,172. Personal property tax is estimated at $3,500.

[IRR LOGO]                                                               PAGE 49

DAYS INN SHARONVILLE                               HIGHEST AND BEST USE ANALYSES

HIGHEST AND BEST USE ANALYSES

     PROCESS

     Before a property's value can be concluded, the highest and best use of the property must be determined for both the subject site as though vacant, and for the property as currently improved (if applicable). The highest and best use must be:

         - Legally permissible under the zoning laws and other restrictions that apply to the site.

         -   Physically possible for the site.

         -   Economically feasible.

         - Capable of producing the highest net return on investment (i.e. highest value) from among the possible, permissible, and economically feasible uses.

     AS THOUGH VACANT

         LEGALLY PERMISSIBLE

         Zoning codes, land use plans, easements, and private deed restrictions often restrict permitted uses. The site is zoned General Business District, which is for a broad range of commercial uses. Permitted uses include retail, commercial and hotel. Given prevailing land use patterns in the area, and recognizing the principle of conformity, commercial uses have been given further consideration in determining highest and best use of the site, as though vacant.

         PHYSICALLY POSSIBLE

         The physical characteristics of the site should reasonably accommodate any use that is not restricted by its size of 4.325 acres.

         FINANCIALLY FEASIBLE

         Based on the information discussed in the Market Analysis section of this report, there has been historic demand for hotel properties in the market. New hotels have been constructed in the general area.

         MAXIMALLY PRODUCTIVE

         Limited service hotel use meets the previous three tests. Declining occupancies and significant new supply suggest hotel feasibility would be marginal. The highest and best use of the site, as though vacant, could include ultimate hotel development. Additionally, retail commercial, restaurant or other commercial uses are possible.

[IRR LOGO]                                                               PAGE 50

DAYS INN SHARONVILLE                               HIGHEST AND BEST USE ANALYSES

     AS IMPROVED

         The subject site has been developed with a 143 unit, limited service lodging facility.

         The existing use is consistent with the Highest and Best Uses of the site as if it were vacant. Moreover, it produces a significant positive cash flow, and this can reasonably be expected to continue. Accordingly, the existing use is concluded to be feasible.

         There are no alternative uses that could reasonably be expected to provide a higher present value than the current hotel use. The value produced by the existing improvements exceeds the value of the site, as if vacant. For these reasons, the existing use is concluded to be maximally productive, and the highest and best use of the property as improved.

[IRR LOGO]                                                               PAGE 51

DAYS INN SHARONVILLE                                          VALUATION ANALYSIS

VALUATION ANALYSIS

VALUATION METHODOLOGY

     The traditional methods of processing market data into a value indication include:

         -  Cost Approach;

         -  Sales Comparison Approach; and

         -  Income Capitalization Approach.

     The cost approach assumes that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility. This approach is particularly applicable when the improvements being appraised are relatively new and represent the highest and best use of the land, or when the property has unique or specialized improvements for which there is little or no sales data from comparable properties.

     The sales comparison approach assumes that an informed purchaser would pay no more for a property than the cost of acquiring another existing property with the same utility. This approach is especially appropriate when an active market provides sufficient reliable data that can be verified from authoritative sources. The sales comparison approach is less reliable in an inactive market, or when estimating the value of properties for which no real comparable sales data is available. It is also questionable when sales data cannot be verified with principals to the transaction.

     The income capitalization approach reflects the market's perception of a relationship between a property's potential income and its market value, a relationship expressed as a capitalization rate. This approach converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value indication through capitalization. This approach is widely applied when appraising income-producing properties.

     We have used two approaches to value (the sales comparison and income capitalization approaches) in the preparation of this report. The reconciliation at the end of this appraisal report discusses the relative strengths and weaknesses of each approach.

[IRR LOGO]                                                               PAGE 52

DAYS INN SHARONVILLE                                   SALES COMPARISON APPROACH

SALES COMPARISON APPROACH

     In the sales comparison approach to value, the following steps have been taken in estimating market value.

         -   Research recent sales of comparable improved properties;

         - Select the most comparable sales and present the pertinent data on these sales;

         - Adjust the sales for differences in the various elements of comparison; and,

         - Summarize the analysis and conclude a value indication based upon the adjusted sale prices of the comparables.

     In performing the sales comparison approach, we surveyed sales activity for similar hotel properties in the region. Relying upon sales that occurred recently as the best indication of current investor attitudes and market behavior, we have selected several improved sales as most comparable and as best indicators of value for the subject.

     We have studied and verified many transactions in Ohio, Kentucky, Indiana and Michigan. Integra Realty Resources have researched a variety of extended stay, limited service and full service transfers over the last several years. Comparable facilities are cited as sales in the following pages.

[IRR LOGO]                                                               PAGE 53

DAYS INN SHARONVILLE                                   SALES COMPARISON APPROACH

                                     SALE #1

NAME:                   DAYS INN CINCINNATI
LOCATION:               559 Donaldson Road,
                        Erlanger, Kentucky
GRANTOR:                RINA Inc.
GRANTEE:                Triangle Investments
                        Hospitality LLC
DATE OF SALE:           3/2002
TERMS:                  Cash to seller
VERIFICATION:           E. Belfrage to R.
                        Deardorff, appraiser

PROPERTY DATA
     AGE:               1972
     NO. OF RMS:        146

[MAP]

SALES PRICE:                         $2,640,000 + $300,000 in renovations =$2,940,000
ROOMS INCOME:                        $1,000,000 projected
NET OPERATING INCOME:                $340,000 projected

RATIOS OF COMPARISON
     PRICE/ROOMS:                    $20,137
     ROOM REVENUE MULTIPLIER:        2.9
     OVERALL RATE:                   11.6%

COMMENTS:                            Retained Days Inn affiliation. Buyer
                                     completed renovation costs of $300,000 to
                                     reposition subject. Revenues and expenses
                                     projected by appraisal. Restaurant on site
                                     is leased.

[PICTURE]

[IRR LOGO]                                                               PAGE 54

DAYS INN SHARONVILLE                                   SALES COMPARISON APPROACH

                                     SALE #2

NAME:                   RED ROOF INN

LOCATION:               11345 Chester Road,
                        Sharonville, Ohio 45246
GRANTOR:                Red Roof Inns, Inc.
GRANTEE:                Sharonville Super, Inc.
DATE OF SALE:           4/29/02
TERMS:                  Cash to seller
VERIFICATION:           E. Belfrage to B. Niehaus,
                        broker

PROPERTY DATA
    AGE:                1974
    NO. OF RMS:         108

[MAP]

SALES PRICE:                         $1,700,000 + $200,000 = $1,900,000
ROOMS INCOME:                        $709,000 est.
NET OPERATING INCOME:                $240,000

RATIOS OF COMPARISON
     PRICE/ROOMS:                    $17,592
     ROOM REVENUE MULTIPLIER:        2.4
     OVERALL RATE:                   12.6%

COMMENTS:                            This limited service property is a former
                                     Red Roof Inn. Buyer to convert to Super 8.
                                     Renovations of $200,000 for conversion.
                                     Adjacent to the Sharonville Convention
                                     Center and former Super 8 that was
                                     demolished.

[PICTURE]

[IRR LOGO]                                                               PAGE 55

DAYS INN SHARONVILLE                                   SALES COMPARISON APPROACH

                                     SALE #3

NAME:                   BEST WESTERN FAIRBORN

LOCATION:               800 North Broad Street
                        Fairborn, Ohio 45324
GRANTOR:
GRANTEE:                Castrop Wolfe & Blinn (CWB
                        Properties)
DATE OF SALE:           January 9, 2001
TERMS:                  Cash to seller
                        Terry Baltes, broker

PROPERTY DATA
     AGE:               1970
     NO. OF RMS:        142

[MAP]

SALES PRICE:                         $3,137,389
ROOMS INCOME:                        $1,500,000 est.
NET OPERATING INCOME:                $375,000 est.

RATIOS OF COMPARISON
     PRICE/ROOMS:                    $22,094
     ROOM REVENUE MULTIPLIER:        2.1
     OVERALL RATE:                   12%

COMMENTS:                            Close to Wright Patterson AFB. Property
                                     does significant VOQ business. Not at
                                     freeway location. Restaurant and F&B
                                     Division leased at $60,000 per year. No PIP
                                     required by BW. Buyer owns Hotel Management
                                     Company operating in Ohio and Michigan.

[PICTURE]

[IRR LOGO]                                                               PAGE 56

DAYS INN SHARONVILLE                                   SALES COMPARISON APPROACH

                                     SALE #4

NAME:                   CROSS COUNTRY INN

LOCATION:               1704 Toll Gate Drive,
                        Maumee, Ohio 43537
GRANTOR:                M/M Donald R. & Cheryl A.
                        Kenney
GRANTEE:                Hare Krishna (LLC)
DATE OF SALE:           11/16/2001
TERMS:                  Cash to seller

PROPERTY DATA
     AGE:               1987
     NO. OF RMS:        120

[MAP]

SALES PRICE:                         $2,500,000 + $200,000 = $2,700,000
ROOMS INCOME:                        $900,000
NET OPERATING INCOME:                $315,000.

RATIOS OF COMPARISON
     PRICE/ROOMS:                    $20,833
     ROOM REVENUE MULTIPLIER:        3.0
     OVERALL RATE:                   11.7%

COMMENTS:                            Purchaser may convert to Super 8. Sales
                                     were $900,000 in 2000, $800,000 in 2001.
                                     After conversion, buyer expects
                                     approximately $900,000. Buyer owns adjacent
                                     Comfort Inn.

[PICTURE]

[IRR LOGO]                                                               PAGE 57

DAYS INN SHARONVILLE                                   SALES COMPARISON APPROACH

                                     SALE #5

NAME:                   CROSS COUNTRY INN

LOCATION:               550 E. National Road,
                        Vandalia, Ohio
GRANTOR:                Donald R. Kenney Trustee
GRANTEE:                Bajarangi Corp.
DATE OF SALE:           July 2002
TERMS:                  Cash to seller
VERIFICATION:           Erol D'Souza, broker

PROPERTY DATA
     AGE:               1986
     NO. OF RMS:        94

[MAP]

SALES PRICE:                         $1,900,000 + $1,750,000 = $2,075,000
ROOMS INCOME:                        $775,000
NET OPERATING INCOME:                $250,000

RATIOS OF COMPARISON
     PRICE/ROOMS:                    $22,074
     ROOM REVENUE MULTIPLIER:        2.7
     OVERALL RATE:                   12%

COMMENTS:                            Buyer converted to Super 8 at expense of
                                     $175,000. Buyer believed he could convert
                                     to Super 8 and stabilize revenue at
                                     $750,000 to $820,000. Replaced locks, TVs
                                     and carpet. Sales as CCI were $600,000 in
                                     2001.

[PICTURE]

[IRR LOGO]                                                               PAGE 58

DAYS INN SHARONVILLE                                   SALES COMPARISON APPROACH

                               MOTEL SALE ACTIVITY

                                                                          DATE OF         #      SALE
#    NAME                 LOCATION              GRANTEE                    SALE    AGE   RMS    PRICE      $/RM    MULT  OAR
------------------------------------------------------------------------------------------------------------------------------
1    Days Inn Cincinnati  559 Donaldson Rd.     Triangle Investments
                          Cincinnati, OH        Hospitality LLC           3/2002   1972  146  $2,940,000  $20,137   2.9  11.6%

2    Red Roof Inn         11345 Chester Road    Sharonville Super, Inc.
                          Cincinnati, OH                                 4/29/02   1974  108  $1,900,000  $17,592   2.4  12.6%

3    Best Western         800 N. Broad Street   Castrop Wolfe & Blinn
                          Fairborn, OH                                   1/9/2001  1970  142  $3,137,389  $22,094   2.1    12%

4    Cross Country Inn    1704 Toll Gate        Hare Krishna
     (Super 8)            Maumee, Ohio                                   11/16/01  1987  120  $2,700,000  $20,833   3.0  11.7%

5    Cross Country Inn    550 E. National Road  Bajarangi Corp            7/2002   1986   94  $2,075,000  $22,074   2.7    12%
     (Super 8)            Vandalia, Ohio
-----------------------------------------------------------------------------------------------------------------------------

     When considering this data in comparison to the subject it is noted that the price per room indication ranged from a low of $17,592 per unit to a high of $22,094. A closer range of indications is provided by the room revenue multiplier. This data indicates a low range of 2.1 to a high of
     3.0. The upper range provided by comparable 1 and 4. Integra Realty Resources monitors several trade publications as well as maintaining constant discussions with regionally based hotel brokers. Market participants are relying on multipliers similar to those indicated by the sale activity. Given the age and rate of the subject, a lower than typical NOI ratio is expected. This supports a low range room revenue multiplier. We have concluded to a 2.0 to 2.2 multiplier in this analysis. Calculations are as follows.

       Room Sales    x    Room Revenue Multiplier            =   Indicated Value
       ----------         -----------------------                ---------------
       $1,229,714                  2.0                              $2,459,428
                                                   Rounded          $2,500,000

       Room Sales    x    Room Revenue Multiplier            =   Indicated Value
       ----------         -----------------------                ---------------
       $1,229,714                  2.2                              $2,705,371
                                                   Rounded          $2,700,000

     The above indication provides a price per unit range of from $17,483 to $18,881. The following RevPar adjustment chart has been prepared for comparison of the cited sales to the subject.

[IRR LOGO]                                                               PAGE 59

DAYS INN SHARONVILLE                                   SALES COMPARISON APPROACH

                             REVPAR ADJUSTMENT CHART

                                              1               2               3               4                  5
                            SUBJECT       DAYS INN      RED ROOF INN    BEST WESTERN  CROSS COUNTRY INN  CROSS COUNTRY INN
ELEMENTS OF COMPARISON     PROPERTY    CINCINNATI, OH  SHARONVILLE, OH  FAIRBORN, OH     MAUMEE, OH        VANDALIA, OH
--------------------------------------------------------------------------------------------------------------------------
Sale Price                               $2,940,000      $1,900,000      $3,137,389      $2,700,000         $2,075,000
# of Rooms                    143            146             108             142             120                94
Date of Sale                               3/2002          4/29/02        1/9/2001        11/16/01            7/2002
Year Opened                 1971/76         1972            1974            1970            1987               1986
--------------------------------------------------------------------------------------------------------------------------
Property Rights Conveyed  Fee Simple     Fee Simple      Fee Simple      Fee Simple      Fee Simple         Fee Simple
Adjustment
Adjusted Unit Price                        $20,137         $17,592         $22,094         $20,833            $22,074
--------------------------------------------------------------------------------------------------------------------------
Conditions of Sale        Arms Length      Similar         Similar         Similar         Similar            Similar
Adjustment
Adjusted Unit Price                        $20,137         $17,592         $22,094         $20,833            $22,074
--------------------------------------------------------------------------------------------------------------------------
RevPar                      $23.56         $18.76          $17.99          $28.94          $20.55             $22.59
Adjustment                                  +26%            +31%            -19%            +15%                +4%
Adjusted Unit Price                        $25,373         $23,046         $17,896         $23,958            $22,957
--------------------------------------------------------------------------------------------------------------------------

     After consideration of the RevPar adjustment to the price per room indication, a range from $17,896 to $25,373 is offered. All sales except three occurred subsequent to September 11. Coincidentally, this indicates the lowest unit price. It is also the oldest structure and contains a leased food and beverage division very similar to the subject. Sales 4 and 5 required the lowest net adjustment and offer a unit price approximating $23,000 to $24,000. They, however, are much newer. Sale 2 is also quite similar, being a Super 8 (former Red Roof) within the subject's competitive set. We have concluded to a unit price of $20,000. Calculations are as follows.

        Unit Price    x    # Units    =     Indicated Value
        ----------         -------          ---------------
         $20,000             142              $2,860,000

                           Rounded            $2,900,000

     The price per unit and room revenue multiplier calculations indicate a range of from $2,500,000 to $2,900,000 by the Sales Comparison Approach. To this amount the Leased Fee Value of the restaurant parcel is added. We have assumed the restaurant is leased at $4,195 per month, which approximates $8 per square foot. The tenant, E1 Rancho Grande, has been in the building at least since the sublease with Denny's was signed in 1998. Rent levels have increased from that time at $3,000 per month. Presumably, sales are adequate to support the rent level at $4,195. We assume continued occupancy. Assuming 80% net and a 12% OAR, a contributory value of $336,000 is indicated, rounded to $300,000. This offers a range by Sales Comparison of $2,800,000 to $3,200,000.

[IRR LOGO]                                                               PAGE 60

DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

INCOME CAPITALIZATION APPROACH

     INTRODUCTION

     The income capitalization approach uses one or more techniques in which the subject's anticipated net operating income is capitalized into a value indication. The validity of this value indication depends on the quality of the data available to estimate income, vacancy, and expenses and to select a capitalization rate. Other important factors concern the characteristics of the income stream, its economic life span, and the method used to convert the net income into value.

     Following is an overview of the steps used in the income capitalization approach.

          - Estimate potential gross income. This involves multiplying the number of rooms by the average daily rate (ADR) multiplied by a projected average annual occupancy. The ADR and occupancy are typically based upon historical experience in the subject and data extracted from the marketplace. Additional revenues from other operating departments are then considered.

          -    Estimate expenses.

          -    Calculate the reconstructed net operating income.

          - Select a capitalization rate from the market to use in direct capitalization.

          - Perform a discounted cash flow analysis to estimate value through yield analysis, if applicable.

          - Reconcile a value indication for the income capitalization approach.

     INCOME ESTIMATE

     Economic rent is market rent or that rent a potential patron is warranted in paying and the motel operator is warranted in receiving for services. Forecasting of the subject's economic income involves an analysis of room sales. This is best accomplished by stabilized historical operation in conjunction with comparison with other similar motel properties available within the subject's effective market area.

     In the market analysis section we discussed supply and demand characteristics, primary competitors, demand growth trends, new supply and predicted occupancy and rates for the subject property over the near term future. We have estimated occupancy and rate on a stabilized basis as discussed in the market analysis section. The following conclusions resulting in total stabilized room revenue are as follows.

[IRR LOGO]                                                               PAGE 61

DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

        Rooms       X      Days of the Year      =    Room Nights Available
        -----              ----------------           ---------------------
        143                 365                              52,195

         RNA        X      Projected Occupancy        =      Room Nights Sold
        -----              -------------------               ----------------
        52,195                62%                            32,361

         RNS        X      Average Daily Rate         =      Room Sales
        -----              ------------------                ----------
        32,361                $38.00                         $1,229,718

     ESTIMATION OF NET OPERATING INCOME

     The subject property has been stabilized as a Days Inn for many years. We have assumed the subject remains a Days Inn in the determination of occupancy penetration and rate yield.

     Historical operating expenses have been presented in the Uniform System of Hotel Accounts. Operating statements from 2000 through 2002 were provided by the owner. These are summarized on the following page.

     In addition to actual costs, we have acquired two Host Reports from PKF Consulting. These reports are based on year end operating statements for limited service lodging facilities.

[IRR LOGO]                                                               PAGE 62

DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

                              DAYS INN SHARONVILLE
                         HISTORICAL OPERATING STATEMENTS

DESCRIPTION                         2000        %REV       PAR       POR        2001       %REV       PAR       POR        2002
-----------                         ----        ----       ---       ---        ----       ----       ---       ---        ----
INCOME:
ROOMS                      143   $1,326,017    91.51%   $  9,273   $ 41.23   $1,170,046    92.84%   $ 8,182   $ 38.69   $1,254,306
FOOD & BEVERAGE                  $        0     0.00%   $      0   $     -   $        0     0.00%   $     0   $     -   $        0
TELEPHONE                        $   28,813     1.99%   $    201   $  0.90   $   20,393     1.62%   $   143   $  0.67   $   14,810
OTHER                            $   94,234     6.50%   $    659   $  2.93   $   69,902     5.55%   $   489   $  2.31   $   69,916

TOTAL REVENUE                    $1,449,064   100.00%   $ 10,133   $ 45.05   $1,260,341   100.00%   $ 8,814   $ 41.68   $1,339,032

EXPENSE:

OPERATED DEPT.
ROOMS                            $  447,557    33.75%   $  3,130   $ 13.91   $  392,580    33.55%   $ 2,745   $ 12.98   $  387,183
FOOD & BEVERAGE                  $        0     0.00%   $      0   $     -   $        0     0.00%   $     0   $     -   $        0
TELEPHONE                        $   29,417   102.10%   $    206   $  0.91   $   20,217    99.14%   $   141   $  0.67   $   16,457
OTHER OPERATED DEPT.             $        0     0.00%   $      0   $     -   $        0     0.00%   $     0   $     -   $        0
TOTAL OPER. DEPT. EXPENS         $  476,974    32.92%   $  3,335   $ 14.83   $  412,797    32.75%   $ 2,887   $ 13.65   $  403,640

UNDISTRIBUTED EXPENSE
ENERGY                           $  109,022     7.52%   $    762   $  3.39   $   96,705     7.67%   $   676   $  3.20   $  104,726
MARKETING                        $  112,376     7.76%   $    786   $  3.49   $   94,240     7.48%   $   659   $  3.12   $   88,622
REPAIR & MAINTENANCE             $   81,354     5.61%   $    569   $  2.53   $   90,121     7.15%   $   630   $  2.98   $   89,546
ADMIN. & GENERAL                 $  129,421     8.93%   $    905   $  4.02   $  123,501     9.80%   $   864   $  4.08   $  157,691
TOTAL UNDISTRIBUTED EXP.         $  432,173    29.82%   $  3,022   $ 13.44   $  404,567    32.10%   $ 2,829   $ 13.38   $  440,585

MANAGEMENT                       $        0     0.00%   $      0   $     -   $        0     0.00%   $     0   $     -   $        0
FRANCHISE FEES                   $   89,036     6.14%   $    623   $  2.77   $   78,265     6.21%   $   547   $  2.59   $   85,399

FIXED EXPENSE
INSURANCE                        $   25,463     1.76%   $    178   $  0.79   $   25,405     2.02%   $   178   $  0.84   $   33,883
REAL ESTATE TAX                  $   47,002     3.24%   $    329   $  1.46   $   27,143     2.15%   $   190   $  0.90   $   46,146
LEASE / RENT                     $        0     0.00%   $      0   $     -   $        0     0.00%   $     0   $     -   $        0
RESERVES                         $        0     0.00%   $      0   $     -   $        0     0.00%   $     0   $     -   $        0
TOTAL FIXED EXPENSE              $   72,465     5.00%   $    507   $  2.25   $   52,548     4.17%   $   367   $  1.74   $   80,029

TOTAL EXPENSE                    $1,070,648    73.89%   $  7,487   $ 33.29   $  948,177    75.23%   $ 6,631   $ 31.36   $1,009,653

NET OPERATING INCOME             $  378,416    26.11%   $  2,646   $ 11.77   $  312,164    24.77%   $ 2,183   $ 10.32   $  329,379

ROOMS SOLD                           32,164                                      30,238                                     34,441
OCCUPANCY                              61.6%                                       57.9%                                      66.0%
AVERAGE DAILY RATE               $    41.23                                  $    38.69                                 $    36.42
AVE F&B PER OCCUPIED ROOM        $     0.00                                  $     0.00                                 $     0.00

                              %REV        PAR        POR
                              ----        ---        ---
ROOMS                        93.67%     $ 8,771   $  36.42
FOOD & BEVERAGE               0.00%     $     0   $      -
TELEPHONE                     1.11%     $   104   $   0.43
OTHER                         5.22%     $   489   $   2.03

TOTAL REVENUE               100.00%     $ 9,364   $  38.88

EXPENSE:
OPERATED DEPT.
ROOMS                        29.63%     $ 2,708   $  11.24
FOOD & BEVERAGE               0.00%     $     0   $      -
TELEPHONE                   111.12%     $   115   $   0.48
OTHER OPERATED DEPT.          0.00%     $     0   $      -
TOTAL OPER. DEPT. EXPENS     30.14%     $ 2,823   $  11.72

UNDISTRIBUTED EXPENSE
ENERGY                        7.82%     $   732   $   3.04
MARKETING                     6.62%     $   620   $   2.57
REPAIR & MAINTENANCE          6.69%     $   626   $   2.60
ADMIN. & GENERAL             11.78%     $ 1,103   $   4.58
TOTAL UNDISTRIBUTED EXP.     32.90%     $ 3,081   $  12.79

MANAGEMENT                    0.00%     $     0   $      -
FRANCHISE FEES                6.38%     $   597   $   2.48

FIXED EXPENSE
INSURANCE                     2.53%     $   237   $   0.98
REAL ESTATE TAX               3.45%     $   323   $   1.34
LEASE / RENT                  0.00%     $     0   $      -
RESERVES                      0.00%     $     0   $      -
TOTAL FIXED EXPENSE           5.98%     $   560   $   2.32

TOTAL EXPENSE                75.40%     $ 7,061   $  29.32

NET OPERATING INCOME         24.60%     $ 2,303   $   9.56

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DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

                                   HOST REPORT
                             LIMITED SERVICE HOTELS

                                          EAST NORTH               OVER 125
                                           CENTRAL      BUDGET       ROOMS
---------------------------------------------------------------------------
REVENUE
 Rooms                                        95.1%       96.6%       94.5%
 Food                                            0%          0%          0%
 Beverage                                        0%          0%          0%
 Other Food & Beverage                           0%          0%          0%
 Telecommunications                            1.9%        1.6%        1.9%
 Other Operated Departments                    1.2%         .3%        1.4%
 Rentals & Other Income                        1.8%        1.5%        2.2%
 TOTAL REVENUES                              100.0%      100.0%      100.0%
--------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
 Rooms                                        24.2%       23.9%       21.8%
 Food & Beverage                                 0%          0%          0%
 Telecommunications                           68.1%      127.4%       56.5%
 Other Operated Departments                    1.7%         .5%        2.6%
 TOTAL EXPENSES                               26.0%       25.6%       24.3%
--------------------------------------------------------------------------
TOTAL DEPARTMENTAL PROFIT                     74.0%       74.4%       75.7%
--------------------------------------------------------------------------
UNDISTRIBUTED OPERATING EXPENSES
 Administrative & General                      9.5%       12.6%        8.6%
 Marketing                                     6.1%        3.5%        6.6%
 Utility Costs                                 4.4%        6.9%        4.3%
 Property Operating & Maintenance              5.5%        6.7%        4.9%
--------------------------------------------------------------------------
 TOTAL UNDISTRIBUTED OPERATING EXPENSES       25.5%       29.8%       24.4%

 GROSS OPERATING PROFIT                       48.5%       44.6%       51.3%

   Franchise Fees (Royalty)                    2.1%        1.2%        2.6%
   Management Fees                             2.9%        2.1%        3.2%
--------------------------------------------------------------------------
INCOME BEFORE FIXED CHARGES                   43.5%       41.1%       45.6%
--------------------------------------------------------------------------
SELECTED FIXED CHARGES
 Property Taxes                                5.3%        6.0%        3.6%
 Insurance                                      .6%        1.4%         .8%
 Reserve for Capital Replacement               2.1%        2.7%        1.8%
--------------------------------------------------------------------------
AMOUNT AVAILABLE FOR DEBT SERVICE &
 OTHER FIXED CHARGES *                        35.5%       31.0%       39.4%
==========================================================================
OCCUPANCY                                     63.4%       63.9%       66.7%
--------------------------------------------------------------------------
ROOMS                                          124         114         158
--------------------------------------------------------------------------
AVERAGE RATE                               $ 79.63     $ 42.52     $ 86.91
==========================================================================

Source: Smith Travel Research 2001

* Limited Service Luxury and Upscale Properties are grouped together

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DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

PKF

[IRR LOGO]                                                               PAGE 65

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DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

     Individual line items will be discussed in the following section as they relate to historical subject indications and comparable data. Historical subject data reflects years 2000 through 2002. Individual line items will be totaled in a pro forma following this discussion.

     OTHER INCOME

          Other income in the subject property has historically been limited to telephone, vending revenue and lease income. The restaurant is leased at $4,195 per month through ?????. Vending revenue and guest laundry revenues are also received. Total other revenue is projected at $70,000, supported by historical statements. This is separate from the telephone revenue. No food and beverage revenue exists. The expenses associated with these costs are included in rooms expense.

          Telephone revenue historically has ranged from $14,810 to $28,813 or 1.1% to 1.9% of total revenue. This is also equivalent to $0.43 to $0.90 per occupied room. Use of cellular phones has resulted in diminished telephone revenue in general. PKF trends and Host show telephone revenue at 1.1% to 1.9% of total revenue, or $0.70 to $1.70 per occupied room. We have projected $15,000 or $0.46 per occupied room, which is approximately 1.1% of total revenue.

     EXPENSES

     ROOMS EXPENSE

          Rooms expense includes wages for front desk and housekeeping personnel, payroll taxes, guest supplies, cleaning supplies and laundry, linens, and miscellaneous expenses. All food and liquor costs are included as well. The hotel hosts a meal weekly for the contractors occupying the hotel. Reservation costs of 2.3% are included in the franchise fee historically. The Host Report separates these costs to individual departments. The subject's rooms expense historically has ranged from 29.63% to 33.75%. This equates to $11.24 to $13.91 per occupied room. PKF and Host reports indicate 21.8% to 27% or $10.16 to $19.26 per occupied room. In this analysis we have concluded to 30% or $11.40 per occupied room.

     TELEPHONE EXPENSE

          Telephone expense includes local and long distance calls and line charges. Telephone expenses historically have ranged from 99.14% to 111.12%. PKF and Host Reports show telephone expense ranging from 56.5% to 127.4% of telephone revenue. In this analysis we have utilized 100% of telephone revenue.

     OTHER EXPENSE

          No other expenses have been utilized.

     ENERGY COSTS

          Energy costs include all heat, light and power costs. Historically the subject energy expense has ranged from 7.52% to 7.82%, or $3.04 to $3.39. PKF and Host expenses show a range of from 4.3% to 6.9%, or $3.04 to $3.91 per occupied room. Energy expense is increasing and is projected at 7.5% or $3.05 per occupied room.

[IRR LOGO]                                                               PAGE 66

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DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

     MARKETING

          Marketing expenses have historically ranged from 6.62% to 7.76%. This includes salary expense for a Director of Sales, which is unusual for a property of this size. However, historical penetration and operating success suggests this is likely prudent. The national marketing costs for Days Inn are included in the royalty fees. The PKF and Host Reports indicate a range from 3.5% to 6.6%, including franchise marketing costs. We have projected 6.5% in this analysis, excluding franchise costs.

     FRANCHISE FEES

          Franchise fees historically have ranged from 6.69% to 6.81% of total revenue. Franchise fees typically include royalty payments based on room sales. Days Inns of America charges 6.5% royalties. We have projected 6.5% of room revenue which is equal to 6.1% total revenue. Comparable franchise fees for hotels published in Hotel Motel Management are summarized as follows.

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DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

               Franchise fee chart

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DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

     REPAIR AND MAINTENANCE

          Repair and maintenance expenses include building maintenance and repair, parking lot maintenance, lawn care, landscaping, minor room repair and maintenance costs. Historically maintenance expenses have ranged from 5.61% to 7.15% of total revenue, or $2.53 to $2.98 per occupied room. Most hotel operators utilize a maintenance expense for day-to-day repairs. Replacements are allocated under a reserve account. The PKF Reports show property operation and maintenance expense ranging from 4.1% to 6.7%, and $2.95 to $4.63 per occupied room. In this analysis we have concluded to 6.5% of total revenue as a stabilized maintenance expense.

     ADMINISTRATIVE AND GENERAL

          Administrative and general expenses include the general manager and administrative salaries, office expenses, supplies, credit card fees, accounting, bookkeeping, computer expense and systems, bank charges, professional fees, etc. Historically administrative and general expenses have ranged from 8.93% to 11.78%. The PKF and Host Reports show a range from 7.6% to 12.6%. Administrative and general expense of 12% is projected in this analysis.

     MANAGEMENT

          Management costs are for off-site professional management. Historically, no management fees have been paid by the property. Typically management costs of 2.5% exist in the market. The following table cites management fee and reserve requirements.

                            RESERVES FOR REPLACEMENT
                               AND MANAGEMENT FEES
                              (% OF TOTAL REVENUE)
                               THIRD QUARTER 2002

                                  RESERVES FOR         MANAGEMENT
LODGING SEGMENT                   REPLACEMENT             FEES
------------------------------------------------------------------
FULL - SERVICE
RANGE                             3.00%-8.00%         1.00%-4.00%
AVERAGE                              4.39%               2.81%
------------------------------------------------------------------
ECONOMY/LIMITED SERVICE
RANGE                             3.00%-5.00%         2.00%-5.00%
AVERAGE                              4.38%               3.56%
------------------------------------------------------------------
LUXURY
RANGE                             3.00%-7.00%         1.00%-5.00%
AVERAGE                              4.32%               2.77%
------------------------------------------------------------------
EXTENDED STAY
RANGE                             3.00%-5.00%         2.00%-5.00%
AVERAGE                              4.33%               3.39%
------------------------------------------------------------------

Source: PWC 3rd Qtr 2002

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DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

     We have concluded to a management fee of 3%.

     INSURANCE

          The subject indicates insurance expense of 1.76% to 2.53% of total revenue. PKF and Host Reports show an insurance expense range of from 0.6% to 1.4%. In this analysis we have projected stabilized insurance expense at 2% according strong weight to actual history.

     REAL ESTATE TAXES

          Hamilton County Auditors Office shows 2003 taxes, including personal property, at $58,549. Taxes appear to be in excess of value. Our projections include a tax bill of $36,000 annually, assuming a successful appeal.

     RESERVES

          A 4% reserve for replacement is included in our analysis to account for long term replacement of items such as paving, carpeting, furniture, fixtures and equipment. FF&E appears to be in good condition. HVAC systems are in working order. A 4% reserve account is based on current market conditions. Discussions with buyers regarding their parameters indicate reserves at predominantly 4%. A recent study published by the International Society of Hotel Consultants suggests that reserves are required at a significantly higher percentage of revenue. However until the marketplace recognizes this as a deduction from NOI and adjusts corresponding purchase parameters a 4% reserve is utilized. The following is a summary of the pro forma operating expenses anticipated for the coming year on a stabilized basis.

[IRR LOGO]                                                               PAGE 70

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DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

          proforma

[IRR LOGO]                                                               PAGE 71

DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

CAPITALIZATION

          There are two forms of capitalization, which can be utilized to process income into value. These are direct and yield capitalization techniques. In direct capitalization a stabilized net operating income can be processed into value by utilization of an overall rate. This process requires the projection of stabilized net operating income. Direct capitalization is the most fundamental approach and accounts for market conditions as they are anticipated in the near future.

          In yield capitalization factors can be accounted for such as demand growth, changes in average daily rate, operating expense changes, start up of new or renovated projects, etc. The subject is stabilized. We assume renovations are completed, allowing the subject to maintain its market share. A discounted cash flow is not processed in this analysis.

     DIRECT CAPITALIZATION

          Direct capitalization involves the processing of a stabilized year net operating income into value. This relationship is best derived from recent sales of comparable properties. Overall rates of capitalization are determined by dividing net operating income into the sale price. This relationship is applied to the subject net operating income calculated above. As a crosscheck to market derived overall rates we have utilized a band of investment technique. This analysis utilizes typical mortgage variables available today as well as equity returns in the marketplace.

          Historical indications of overall rates from the Market Approach are presented as follows:

SALE #       DATE     OAR
----------------------------
Sale 1       3/02     11.6%
Sale 2       4/02     12.6%
Sale 3       1/01       12%
Sale 4      11/01     11.7%
Sale 5       7/02       12%

* Combined as these were acquired same day, with same buyer and seller.

Comparable sales indicate an overall rate range of from 11.6% to 12.6%. All sales except #3 occurred post September 11. Given the quality, quantity and durability of the income, a mid range capitalization rate of say 11.75% to 12.25% is appropriate.

[IRR LOGO]                                                               PAGE 72

DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

     BAND OF INVESTMENT TECHNIQUE

     Mortgage financing in this analysis assumes the investor/buyer seeks the best available loan in order to maximize leverage. We have had discussions with brokers, operators and owners indicating that motel loan criteria has become quite restrictive. It should be noted that many lenders are very cautious regarding hotel property due to fears of oversupply from significant construction of hotel projects. This has resulted in lower loan to value and higher debt coverage ratio requirements.

SENIOR MORTGAGE MATRIX (FEBRUARY 2002)

3-5 YEAR FLOATING-RATE MORTGAGES         PROPERTY        5-10 YEAR FIXED-RATE MORTGAGES (INDEX: EQUIVALENT
(INDEX: LIBOR)                           TYPE            MATURITY TREASURIES)
----------------------------------------------------------------------------------------------------------
<65% LTV              >65% LTV                           <65% LTV                  >65% LTV
----------------------------------------------------------------------------------------------------------
                                         Residential
----------------------------------------------------------------------------------------------------------
175-250               180-275            Apartments      170-250                   200-275
----------------------------------------------------------------------------------------------------------
                                         Retail
----------------------------------------------------------------------------------------------------------
210-325               190-325            Malls           225-315                   225-325
----------------------------------------------------------------------------------------------------------
225-275               240-350            Strip & Power   225-310                   250-400
                                         Centers
----------------------------------------------------------------------------------------------------------
                                         Industrial
----------------------------------------------------------------------------------------------------------
180-235               195-250            Multi-Tenant    185-265                   195-265
----------------------------------------------------------------------------------------------------------
                                         Office
----------------------------------------------------------------------------------------------------------
185-250               210-275            CBD             200-275                   250-350
----------------------------------------------------------------------------------------------------------
170-250               210-275            Suburban        170-275                   200-375
----------------------------------------------------------------------------------------------------------
                                         Hotel
----------------------------------------------------------------------------------------------------------
350+                  350+               Luxury          350+                      350+
----------------------------------------------------------------------------------------------------------
350+                  350+               Commercial      350+                      350+
----------------------------------------------------------------------------------------------------------
3-mo. LIBOR           1.95%*(1.71%)                      5-year Treasury           4.19%*(4.22%)
----------------------------------------------------------------------------------------------------------
6-mo. LIBOR           2.04%*(1.79%)                      10-year Treasury          4.88%*(5.049%)
----------------------------------------------------------------------------------------------------------

*Indicates there has been a change from previous month. Numbers in parentheses are January figures.

          SOURCE: Real Estate Finance and Investment

     Realtyrates.com, in their third quarter 2002 survey indicate lodging interest rates at 6.32% to 9.33% with an average of 8.02%. Spreads over 10 year treasuries are 1.49% to 4.5%, with an average of 3.19% shown as follows.

[IRR LOGO]                                                               PAGE 73

DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

               REALTYRATES.COM INVESTOR SURVEY - 3ED QUARTER 2002
                              PERMANENT FINANCING

                                           HEALTH                       RVICAMP
                                           SENIOR                       MFG HSG                                   SELF     SPECIAL
                       APT.       GOLF     HOUSING    IND.    LODGING   MH PARK   OFFICE   RESTAURANT   RETAIL   STORAGE   PURPOSE
----------------------------------------------------------------------------------------------------------------------------------
SPREAD OVER BASE
---------------------------------------------------------------------------------------------------------------------------------
    Minimim            1.31%     2.83%       1.49%    1.49%    1.49%     1.40%     1.49%      2.25%      1.49%     1.95%     2.25%
---------------------------------------------------------------------------------------------------------------------------------
    Maximum            3.75%     5.00%       4.65%    4.20%    4.50%     3.60%     3.92%      7.60%      4.40%     3.92%     7.60%
---------------------------------------------------------------------------------------------------------------------------------
    Average            2.22%     3.62%       2.87%    2.57%    3.19%     2.42%     2.61%      4.15%      2.60%     3.90%     4.35%
---------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE
---------------------------------------------------------------------------------------------------------------------------------
    Minimim            6.14%     7.66%       6.32%    6.32%    6.32%     6.23%     6.32%      7.08%      6.32%    11.15%     7.08%
---------------------------------------------------------------------------------------------------------------------------------
    Maximum            8.58%     9.83%       9.48%    9.03%    9.33%     8.43%     8.75%     12.43%      9.23%     9.23%    12.43%
---------------------------------------------------------------------------------------------------------------------------------
    Average            7.05%     8.45%       7.70%    7.40%    8.02%     7.25%     7.44%      8.98%      7.43%     7.43%     9.18%
---------------------------------------------------------------------------------------------------------------------------------
DEBT COVERAGE RATIO
---------------------------------------------------------------------------------------------------------------------------------
    Minimim            1.11      1.20        1.10     1.20     1.20      1.20      1.20       1.30       1.20      1.20      1.30
---------------------------------------------------------------------------------------------------------------------------------
    Maximum            1.80      1.60        1.90     1.60     2.10      1.70      1.80       2.10       1.80      2.20      2.00
---------------------------------------------------------------------------------------------------------------------------------
    Average            1.37      1.42        1.42     1.39     1.63      1.38      1.50       1.59       1.43      1.56      1.62
---------------------------------------------------------------------------------------------------------------------------------
LOAN-TO-VALUE RATIO
---------------------------------------------------------------------------------------------------------------------------------
    Minimim              60%       60%         60%      60%      55%       65%       60%        50%        60%       80%       50%
---------------------------------------------------------------------------------------------------------------------------------
    Maximum              90%       80%         85%      80%      80%       80%       80%        75%        80%       60%       80%
---------------------------------------------------------------------------------------------------------------------------------
    Average              75%       67%         73%      72%      68%       75%       73%        68%        73%       70%       65%
---------------------------------------------------------------------------------------------------------------------------------
AMORTIZATION (YRS.)
---------------------------------------------------------------------------------------------------------------------------------
    Minimim              15        15          15       20       15        15        20         15         20        20        15
---------------------------------------------------------------------------------------------------------------------------------
    Maximum              35        25          35       30       30        30        30         25         30        30        30
---------------------------------------------------------------------------------------------------------------------------------
    Average              26        20          26       25       23        25        28         21         26        21        21
---------------------------------------------------------------------------------------------------------------------------------
TERM (YRS.)
---------------------------------------------------------------------------------------------------------------------------------
    Minimim               3         5           3        3        5         5         3          3          3         3         3
---------------------------------------------------------------------------------------------------------------------------------
    Maximum              40        30          25       30       30        30        30         15         10        10        20
---------------------------------------------------------------------------------------------------------------------------------
    Average           21.50      9.25       13.75    11.67     8.00      9.25      8.00       7.50       6.25      6.25      8.00
---------------------------------------------------------------------------------------------------------------------------------

* 10- Year Treasure

Copyright 2002 RealtyRates.com

         Source: Realtyrates.com Investor Survey, 3rd Qtr. 2002

     Based on discussions with hotel lending professionals, mortgage rate spreads for hotel properties comparable to the subject generally fall in the range of 300 to 450 basis points over the corresponding 7 to 10 year treasuries.

     A treasury bill rate of 3.89% is applicable as of February 21, 2003. A 450 basis point spread would indicate an interest rate of 8.39%, rounded 8.4%. A mortgage constant based on 20 year amortization period is .1034.

     EQUITY RETURN

     A Band of Investment analysis will be completed to determine an appropriate overall rate incorporating the above mortgage variables. The Band of Investment analysis includes consideration of both debt and equity capital.

     Current equity requirements for existing stabilized hospitality property range from approximately 11% to 12% on the low end to a high of approximately 18%. Obviously the lower equity requirements would be for stabilized properties at excellent operating levels in good condition and excellent locations. The upper range requirements would be

[IRR LOGO]                                                               PAGE 74

DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

     for more poorly operating properties, older properties, poorly located properties or those requiring some level of renovation. In our opinion, an equity dividend rate for the subject property considering stabilized operation of 16% appears realistic. The Band of Investment technique is calculated as follows.

                          BAND OF INVESTMENT TECHNIQUE

POSITION     PERCENTAGE    X RATE    = PRODUCT
---------    ----------    ------    ---------
Mortgage        65%         .1034      .0672
Equity          35%           .16       .056
                Total                  .1232
                                     ---------
                                    Say 12.3%

     NATIONAL STUDIES

     Several organizations maintain data on investor requirements for rate of return on various property types. Some include hotel as a classification. Following are investment criteria for hotel properties.

2001 DISCOUNT RATE RANKS

2001                            2001 LOW    2001 HIGH    2001 AVG.
RANK       PROPERTY TYPE           (%)         (%)          (%)
  1     Regional Mall              9.5%       12.0%        11.0%
  2     Suburban Multifamily       8.0%       14.0%        11.2%
  3     Urban Multifamily          8.0%       13.0%        11.2%
  4     Community Mall            10.0%       12.5%        11.4%
  5     CBD Office                10.5%       14.0%        11.5%
  6     Office/Warehouse          10.0%       12.5%        11.5%
  7     Bulk                      10.0%       12.5%        11.5%
  8     Suburban Office           10.0%       12.5%        11.6%
  9     Neighborhood Strip        10.0%       12.5%        11.6%
 10     R&D                       10.5%       13.0%        11.7%
 11     Manufacturing             10.0%       13.0%        11.7%
 12     CBD Lodging               11.0%       15.0%        13.0%
 13     Airport Lodging           11.8%       15.0%        13.3%
 14     SUBURBAN LODGING          11.8%       16.0%        13.4%

[IRR LOGO]                                                               PAGE 75

DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

                   RERC REAL ESTATE REPORT - 2ND QUARTER 2002

                                     HOTEL
                            LOW               HIGH
---------------------------------------------------
PRE-TAX YIELD (IRR) (%)

Range**                    13.5%              14.5%
AVERAGE                             14.1%
---------------------------------------------------
GOING IN CAP RATE (%)

Range**                    11.5%              12.2%
AVERAGE                             11.7%
---------------------------------------------------
TERMINAL CAP RATE (%)

Range**                    12.0%              12.8%
AVERAGE                             12.2%
---------------------------------------------------
RENTAL GROWTH

Range**                    -5.0%               3.0%
AVERAGE                              0.3%
---------------------------------------------------
EXPENSE GROWTH

Range**                     2.5%               4.0%
AVERAGE                              3.1%
---------------------------------------------------
MARKETING TIME                      11.6
---------------------------------------------------

SOURCE: REAL ESTATE RESEARCH CORPORATION

PWc National Limited-Service Lodging Market - Third Quarter 2002

                                         CURRENT       THIRD QUARTER
KEY INDICATORS                           QUARTER            2001          YEAR AGO
Discount Rate (IRR)(a)
RANGE                                 12.00%-16.00%    12.00%-17.00%    11.00%-17.00%
AVERAGE                                   13.93%           14.44%           14.59%
CHANGE (Basis Points)                       --              -51              -57

Overall Cap Rate IOAR)(a)
RANGE                                 10.00%-14.00%    10.00%-14.00%    10.00%-14.00%
AVERAGE                                   12.00%           12.00%           11.75%
CHANGE (Basis Points)                       --               0                +25

Residual Cap Rage
RANGE                                 10.50%-15.00%    10.50%-15.00%    10.50%-15.00%
AVERAGE                                   12.06%           12.28%           12.28%
CHANGE (Basis Points)                       --              -22              -22

Average Daily Rate Chg. Rate(a)
RANGE                                   0.00%-8.00%     -2.00%-8.00%    1.00%-8.00%
AVERAGE                                   1.91%             1.31%           3.05%
CHANGE (Basis Points)                                       +60             -114

Operating Expense Chg. Rate(a)
RANGE                                   2.00%-4.00%      2.00%-4.00%    2.00%-4.00%
AVERAGE                                    2.96%            2.97%           3.03%
CHANGE (Basis Points)                       --               +1              -7

Average Marketing Time (in months)
RANGE                                  3.00%-12.00%     4.00%-12.00%    4.00%-12.00%
AVERAGE                                    8.57%            8.38%           7.94%
CHANGE (Basis Points)                       --              +2.27           +7.93

(a) Rate on unleveraged, all-cash transactions (b) Initial rate of change

SOURCE: THE KORPACZ REAL ESTATE INVESTOR SURVEY, 3RD QUARTER 2002

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

DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

                REALTYRATES.COM INVESTOR SURVEY - 3RD QUATER 2002
                        LODGING FACILITIES - FULL SERVICE

ITEM                               INPUT                                                                       OAR
MINIMUM

Spread Over 10-Year Treasury         1.49%   DCR TECHNIQUE                   1.20    0.074433        0.80      7.15
Debt Coverage Ratio                  1.20    BAND OF INVESTMENT TECHNIQUE
Interest Rate                        6.32%   Mortgage                          80%   0.074433    0.059547
Amortization                           30    Equity                            20%   0.100000    0.020000
Mortgage Constant                0.074433    OAR                                                               7.95
Loan-to-Value Ratio                    80%   SURVEYED RATES                                                    8.03
Equity Dividend Rate                10.00%

MAXIMUM

Spread Over 10-Year Treasury         3.35%   DCR TECHNIQUE                   1.85    0.115929         0.65    13.94
Debt Coverage Ratio                  1.85    BAND OF INVESTMENT TECHNIQUE
Interest Rate                        8.18%   Mortgage                          65%   0.115929     0.075354
Amortization                           15    Equity                            35%   0.186000     0.065100
Mortgage Constant                0.115929    OAR                                                              14.05
Loan-to-Value Ratio                    65%   SURVEYED RATES                                                   14.19
Equity Dividend Rate                18.60%

AVERAGE

Spread Over 10-Year Treasury         2.42%   DCR TECHNIQUE                   1.53    0.090247         0.73     9.98
Debt Coverage Ratio                  1.53    BAND OF INVESTMENT TECHNIQUE
Interest Rate                        7.25%   Mortgage                          73%   0.090247     0.065429
Amortization                           23    Equity                            28%   0.138700     0.038143
Mortgage Constant                0.090247    OAR                                                              10.36
Loan-to-Value Ratio                    73%   SURVEYED RATES                                                   10.55
Equity Dividend Rate                13.87%

Copyright 2002 RealtyRates.com

SOURCE: REALTYRATES.COM INVESTOR SURVEY 3RD QTR 2002

SURVEY RANGES (OVERALL CAPITALIZATION RATES)

STUDY                           RATE RANGE      AVERAGE
-------------------------------------------------------
Integra Realty Resources(1)      10% - 14%        11.4%
RERC(2)                        11.5% - 12.2%      11.7%
PWc(3)                           10% - 14%          12%
Realty Rates(3)               8.03% - 14.19%     10.55%

(1) Suburban

(2) All hotel types

(3) For Ltd. service hotel product only

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

DAYS INN SHARONVILLE                              INCOME CAPITALIZATION APPROACH

     OVERALL RATE CONCLUSION

     The applicable techniques used to estimate overall rates indicate a range of 10.8% to 12.9% as reasonable. In the final analysis, the quality, quantity, and durability of the subject's income must be considered when calculating an appropriate overall rate. The subject property should compete effectively, given its affiliation, access, exposure and price point. The net income estimate includes full expenses with management and reserves. Therefore, the NOI projection appears reasonable. Current overbuilding fears have caused buyers and lenders to take a cautious attitude toward hotel assets. In our opinion a medium to high range capitalization rate of 12% appears appropriate. Calculations are as follows.

     NET OPERATING INCOME     /   OVERALL RATE   =   VALUE INDICATION
          $269,262                12.00%             $2,243,850

                                          Rounded    $2,200,000

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

DAYS INN SHARONVILLE                                              RECONCILIATION

RECONCILIATION

         Reconciliation involves the analysis of alternative value indications to determine a final value conclusion. Reconciliation is required because different value indications result from the use of multiple approaches and within the application of a single approach. The values indicated by our analyses are as follows.

COST APPROACH                               Not developed

SALES COMPARISON APPROACH                   $2,800,000 to $3,200,000

INCOME CAPITALIZATION APPROACH              $2,200,000

     COST APPROACH

         The Cost Approach is most reliable for newer properties that have no significant level of accrued depreciation. The subject was constructed in 1971 and 1976. Purchasers of hotel investment properties such as the subject do not typically rely upon the Cost Approach. Additionally, some external obsolescence is noted. A cost indication was not developed.

     SALES COMPARISON APPROACH

         The Sales Comparison Approach is most reliable in an active market when a number of similar properties have recently sold. In this case, several similar sales were available. Because of differences in the various elements of comparison significant adjustments are required for some of the sales. Adjustments were reasonable and the approach deemed valid. Conclusions provide reasonable support for the Income Capitalization Approach. This approach is higher than the Income Approach and likely reflects a buyers anticipation that given all, a higher NOI ratio could be expected among comparables. Also, the inclusion of a Leased Fee Value for the restaurant is explicitly considered.

     INCOME CAPITALIZATION APPROACH

         The Income Capitalization Approach is often given primary reliance when evaluating hotel investment properties. The value derived in the Income Capitalization Approach is supported by a relatively large quantity of market data regarding revenues, expenses and capitalization rates, and is considered to be consistent with market indications. An investor is the most likely purchaser of the appraised property and a typical investor would place greatest reliance on the income capitalization approach. For these reasons, the Income Capitalization Approach is given the greatest weight in this analysis.

     FINAL CONCLUSION OF VALUE

         The two applicable indications fall within a relatively wide range. The Sales Comparison Approach is considered less supportive than the indication from the Income Capitalization Approach. The Income Approach inclusively reflects the revenue from the restaurant operation. Given the free standing nature of the restaurant, however, a buyer may consider selling off this parcel to the operator, or investor. Some premium may be recognized, however subject net would decline.

[IRR LOGO]                                                               PAGE 79

DAYS INN SHARONVILLE                                              RECONCILIATION

         Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the Prospective Market Value of the Fee Simple Estate of the subject as a going concern, as of June 1, 2003 (or completion of capital repairs) is:

                   TWO MILLION THREE HUNDRED THOUSAND DOLLARS

                                   $2,300,000

         The above value assumes capital repairs are complete as of the date of appraisal. Costs per budget are $120,000. We assume this is adequate to meet any transfer PIP requirements. Additional PIP requirements by Cendant should be deducted from the value. As Is Value as of February 26, 2003 is estimated at $2,180,000, rounded $2,200,000.

     SEGREGATION OF THE GOING CONCERN VALUE

         The value estimate reflects the going concern of the lodging operation, including the contributory value of land; building improvements; furniture, fixtures and equipment (FF&E); and business value, the latter including intangibles. The contributory value of the personal property is at $440,000.

         Business Value exists based on three components: 1) franchise affiliation; 2) management expertise and 3) service. In our analysis we projected strong market penetration and continued affiliation with Days Inn. This suggests business or intangible value exists. Integra Realty Resources have authored an article, which is included in the Addendum of this report. This article indicates an appropriate allocation of business value at 15% to 25%.

         A significant amount of the subject's occupancy is generated by the reservation system. The General Manager indicates 25% of all bookings are generated by central reservations, internet and global distribution systems. The business revenue remaining in the cash flow after removal of the approximate 9% franchise costs is 16%. Residual business revenue is therefore 16% of room sales, or $196,754. At a 20% NOI ratio business net of $39,351 is indicated. A 12% OAR indicates business value at $327,923, rounded $300,000. This represents approximately 19% of the going concern value of the hotel.

         After deduction of FF&E and business value, the remainder is attributed to real estate, including land and improvements. This allocation is summarized as follows.

FF&E                                 $  440,000

Business Value                       $  300,000

Real Estate                          $1,560,000

Total Hotel                          $2,300,000

[IRR LOGO]                                                               PAGE 80

DAYS INN SHARONVILLE

                                   ADDENDUM A

                               SUBJECT PHOTOGRAPHS

[IRR LOGO]                                                               PAGE 81

DAYS INN SHARONVILLE

                                   ADDENDUM B

                                   DEFINITIONS

[IRR LOGO]                                                               PAGE 82

DAYS INN SHARONVILLE

These definitions have been extracted, solely or in combination, from definitions and descriptions printed in:

     - the Uniform Standards of Professional Appraisal Practice 2001 Edition (USPAP);

     - The Dictionary of Real Estate Appraisal, Third Edition, Appraisal Institute, Chicago, Illinois, 1993 (Dictionary);

     - The Appraisal of Real Estate, Eleventh Edition, Appraisal Institute, Chicago, Illinois, 1996 (Eleventh Edition); and/or

     - Marshall Valuation Service, Marshall & Swift, L. P., Los Angeles, California, (MVS).

ACCRUED DEPRECIATION

     The difference between the reproduction or replacement cost of the improvements on the effective date of the appraisal and the market value of the improvements on the same date. (Dictionary)

APPRAISAL

     The act or process of developing an opinion of value; an opinion of value. (USPAP)

BUSINESS VALUE

     A value enhancement that results from items of intangible personal property such as marketing and management skill, an assembled work force, working capital, trade names, franchises, patents, trademarks, contracts, leases, and operating agreements (Dictionary).

DEFERRED MAINTENANCE

     Curable, physical deterioration that should be corrected immediately, although work has not commenced; denotes the need for immediate expenditures, but does not necessarily suggest inadequate maintenance in the past. (Dictionary)

DISCOUNTED CASH FLOW (DCF) ANALYSIS

     The procedure in which a discount rate is applied to a set of projected income streams and a reversion. The analyst specifies the quantity, variability, timing, and duration of the income streams as well as the quantity and timing of the reversion and discounts each to its present value at a specified yield rate. DCF analysis can be applied with any yield capitalization technique and may be performed on either a lease-by-lease or aggregate basis. (Dictionary)

EFFECTIVE DATE OF THE APPRAISAL

     The date at which the value opinion is an appraisal applies, which may or may not be the date of inspection; the date of the market conditions that provide the context for the value opinion. Current appraisals occur when the effective date of the appraisal is contemporaneous with the date of the report. Prospective value opinions (effective date of the appraisal subsequent to the date of the report) are intended to reflect the current expectations and perceptions along with available factual data. Retrospective value opinions are likely to apply as of a specific historic date; the opinions are intended to reflect the expectations and perceptions of market participants at the specified date, along

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

DAYS INN SHARONVILLE

     with available factual data. Data subsequent to the effective date may be considered in estimating a retrospective value as a confirmation of trends. (Dictionary and USPAP)

ENTREPRENEURIAL PROFIT

     Entrepreneurial profit is a "market-derived figure that represents the amount an entrepreneur EXPECTS to receive for his or her contribution to a project"; may be measured by the difference between the total cost of a property (cost of development) and its market value (property value after completion), which represents the entrepreneur's compensation for the risk and expertise associated with development. The term "entrepreneurial incentive" has the same definition as profit, but the perspective of the use of the word "incentive" is forward-looking (expected reward), whereas the use of the word "profit" indicates a retrospective perspective of a quantifiable amount earned. Unless otherwise noted, as used in this report, the terms are synonymous. (Definition and Eleventh Edition)

EXPOSURE TIME

     Exposure time is the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal. Exposure time differs from the marketing period in that exposure time is assumed to precede the effective date of the appraisal. (USPAP and Dictionary)

FEE SIMPLE ESTATE

     Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat. (Dictionary)

GOING-CONCERN VALUE

     The value created by a proven property operation; considered as a separate entity to be valued with a specific business establishment. (Dictionary)

GROSS BUILDING AREA (GBA)

     The total floor area of a building, including below-grade space but excluding unenclosed areas; measured from the exterior of the walls. (Dictionary)

GROSS LEASABLE AREA (GLA)

     The total floor area designed for the occupancy and exclusive use of tenants, including basements and mezzanines, and measured from the center of partitioning to outside wall surfaces; the standard measure for shopping centers. (Dictionary)

HIGHEST AND BEST USE

     The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability. (Dictionary)

[IRR LOGO]                                                                PAGE 2

DAYS INN SHARONVILLE

INSURABLE VALUE

     The Appraisal Institute defines insurable value as the value based on the replacement and/or reproduction cost of physical items that are subject to loss from hazards. It is that portion of an asset or asset group that is acknowledged or recognized under the provisions of an applicable loss insurance policy. Marshall Valuation Service defines insurable value as the "replacement or reproduction cost less deterioration and non-insurable items." (MVS and Dictionary)

INVESTMENT VALUE

     The specific value of an investment to a particular investor or class of investors based on individual investment requirements; distinguished from market value, which is impersonal and detached. (Dictionary)

LEASED FEE ESTATE

     An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease. (Dictionary)

LEASEHOLD ESTATE

     The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions. (Dictionary)

MARKET VALUE

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     -    buyer and seller are typically motivated;

     - both parties are well informed or well advised, and acting in what they consider their best interests;

     -    a reasonable time is allowed for exposure in the open market;

     - payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

     - the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (USPAP, according to the Federal Register, CFR 34.43(F))

MARKETING PERIOD

     A reasonable marketing period is the period of time it might take to sell a property interest in real estate at or near the concluded market value during the period immediately following the effective date of the appraisal. A marketing period is a function of price, time, use, and anticipated market conditions.

[IRR LOGO]                                                                PAGE 3

DAYS INN SHARONVILLE

RENTABLE AREA (NRA)

     The (net) rentable area is the amount of space on which rent is based; it is calculated according to local practice. (Dictionary)

REPLACEMENT COST

     The estimated cost to construct, at current prices as of the effective date of the appraisal, a building with utility equivalent to the building being appraised, using modern materials and current standards, design and layout. (Dictionary and USPAP)

REPRODUCTION COST

     The estimated cost to construct, at current prices as of the effective date of the appraisal, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout, and quality of workmanship and embodying all the deficiencies, superadequacies, and obsolescence of the subject building. (Dictionary)

USABLE AREA

     The actual occupied area computed by measuring the finished surface of the office side of corridor and other permanent walls, to the center of partitions that separate the office from adjoining usable areas and to the inside finished surface of the dominant portion of the permanent outer building walls. No deductions are made for columns and projection necessary to the building. (Dictionary)

USE VALUE

     The value a specific property has for a specific use. (Dictionary)

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

DAYS INN SHARONVILLE

                                   ADDENDUM C

                                      DEED

[IRR LOGO]

DAYS INN SHARONVILLE

                                   ADDENDUM D

                            QUALITY ASSURANCE REPORT

[IRR LOGO]

DAYS INN SHARONVILLE

                                   ADDENDUM E

                                 QUALIFICATIONS

[IRR LOGO]

DAYS INN SHARONVILLE

                                   ADDENDUM F

                                     ZONING

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